Exhibit 10.1

Office

LEASE

Sept 11, 2012

between

LF Greenwich LLC

as Landlord

and

SoulCycle 609 Greenwich Street, LLC

as Tenant

Affecting a portion of premises commonly known as:

609 Greenwich Avenue

New York, New York

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

LEASE

AGREEMENT OF LEASE (the “Lease”), dated Sept. 11, 2012, between LF Greenwich LLC, a New York limited liability company, having an address at c/o Centaur Properties LLC, 609 Greenwich Street, New York, New York 10014 (“Landlord”), and SoulCycle 609 Greenwich Street, LLC, having an address at 103 Warren Street, New York, New York 10007, Attention: Elizabeth Cutler (“Tenant”).

1. THE DEMISED PREMISES AND TERM

In consideration of the Rent hereinafter reserved and the terms, covenants and conditions set forth in this Lease to be observed and performed by Tenant, Landlord hereby demises and leases to Tenant, and Tenant hereby rents and hires from Landlord a portion (“Demised Premises” or “Premises”) of the ground floor and cellar of the building (“Building”) known by the street address 609 Greenwich Street, New York, New York, as shown on Exhibit A annexed hereto. Tenant shall have, at all times during the Term, continuous and unobstructed access to the portions of the Premises located in the cellar of the Building through the common areas of the Building.

TO HAVE AND TO HOLD the Demised Premises unto Tenant, and the permitted successors and assigns of Tenant, upon and subject to all of the terms, covenants and conditions herein contained.

A. The term of this Lease (the “Term” or “Initial Term”) shall commence upon the “Commencement Date” (as hereinafter defined) and expire (the “Expiration Date”) on the last day of the calendar month in which the fifth (5th) anniversary of the day prior to the Rent Commencement Date occurs.

B. The “Rent Commencement Date” shall be the day which is the earlier of (i) one hundred fifty (150) days following the Commencement Date, or (ii) the date Tenant opens for business to the public in all or a material portion of the Premises for the Permitted Use, if earlier.

C. (i) The “Commencement Date” shall mean the date Landlord delivers vacant possession of the Premises and the premises (“Retail Premises”) demised by the “Retail Lease” (as hereinafter defined) to Tenant, with all interior “Landlord’s Work” (as hereinafter defined), substantially complete (other than those portions of Landlord’s Work which are specifically indicated to be completed after delivery of possession of the Premises to Tenant as provided on Exhibit F (“Post-Delivery Work”)) which Commencement Date shall occur no earlier than October 31, 2012. Landlord shall use commercially reasonable efforts to cause the Commencement Date to occur by December 6, 2012. If the Commencement Date fails to occur by January 6, 2013, other than on account of a Tenant Omission, the Rent Commencement Date shall be extended one day for each day after January 6, 2013 that the Commencement Date does not occur. If the Commencement Date does not occur on or before May 6, 2013, then Tenant shall have right to cancel this Lease upon thirty (30) days’ notice to Landlord in which event Landlord shall promptly return all sums deposited hereunder; provided, however, if the Commencement Date occurs during such thirty (30) day period, Tenant’s notice of cancellation shall be null and void and this Lease shall continue in full force and effect. Landlord shall provide five (5) business days advance notice of the date that Landlord’s Work is substantially complete and provide Tenant with an opportunity to conduct a joint inspection. The term “substantially complete,” shall mean that Landlord’s Work has been completed pursuant this Lease and pursuant to all applicable law, approvals, permits and other governmental requirements, such that only “punch list” items (i.e., details of decoration and mechanical adjustment which do not affect Tenant’s ability to occupy or operate the Premises for the permitted use, or to install any equipment, fixtures or personal property within the Premises) remain to be complete. Landlord agrees to complete all punch list item within 30 days following the Commencement Date. Promptly following the Commencement Date, the parties hereto shall enter into a supplemental certificate fixing the actual Commencement Date and the Rent Commencement Date, in the form which is annexed hereto as Exhibit B, but the failure of the parties to sign such certificate shall not affect the Commencement Date or the Rent Commencement Date.

(ii) Notwithstanding the foregoing, Landlord may elect to offer Tenant the right to possession of both of the Premises and Retail Premises together, prior to substantial completion of all interior Landlord’s Work, and if Tenant elects to accept such possession, in its sole discretion, the Commencement Date shall be deemed to have occurred on the date of such delivery. In such event, Landlord and Tenant shall reasonably cooperate with each other using commercially reasonable efforts, in the coordination and completion of Landlord’s Work and “Tenant’s Work” (as hereinafter defined).

(iii) Landlord agrees to complete all exterior work described in Exhibit F, as provided in Exhibit F, on default of which for thirty (30) days after notice from Landlord, or such longer period necessary to cure the default, Tenant shall have the right to complete such work and offset the reasonable cost of such work from the Rent thereafter due hereunder.

D. Terms not otherwise defined in the text of this Lease shall have the definitions contained in Article 43 hereof.

2. RENT

A. During the Term, Tenant promises to pay to Landlord the rent reserved under this Lease, which shall consist of:

(i) an annual fixed rent (hereinafter, the “Fixed Rent”) as follows:

Lease Years	Annual	Monthly
1	$579,319.43	$48,276.62
2	593,802.42	49,483.54
3	608,647.48	50,720.62
4	623,863.66	51,988.64
5	639,460.26	53,288.36

Notwithstanding the foregoing, no Fixed Rent or Tax Rent shall be due until the Rent Commencement Date; provided, however, from and following the Commencement Date, Tenant shall be liable for all other charges payable by Tenant under this Lease, including, without limitation, all water and sewer charges, all fuel, electricity and other utility charges which may be incurred at the Demised Premises (other than real estate taxes).

(ii) all other sums of money as shall become due and payable by Tenant under this Lease (hereinafter, “Additional Rent”), all of which sums shall be payable as hereinafter provided. In the event any installment of Fixed Rent or Additional Rent required pursuant to the provisions of this Lease to be paid by Tenant is not paid within ten (10) days after the date due, Tenant shall pay to Landlord as Additional Rent a late charge of four (4%) percent of the amount past due to cover Landlord’s administrative expenses incurred in connection with such late payment. In addition, Tenant shall pay, upon demand, as Additional Rent, interest on such late payment (i.e. which is not paid ten (10) days following the date due), at the Interest Rate, from the date due, until paid, and upon demand by Landlord any reasonable attorneys’ fees and disbursements incurred by Landlord in connection with the collection or payment of any Fixed Rent, Additional Rent and/or said administrative charge, due to Tenant’s failure to pay said amounts, as herein provided, after expiration of applicable notice and cure periods, said attorneys’ fees and disbursements to be deemed Additional Rent (to the extent Landlord is the prevailing party). Notwithstanding the foregoing, Landlord shall not impose the late charge or default interest on Tenant the first time in any twelve (12) month period that payment is not received by Landlord within such ten (10) day grace period, provided such payment is made within five (5) days after written notice.

B. (i) Tenant shall have the option of extending the Term for two additional terms (each term, a “Renewal Term”) of five (5) years each on the same terms and conditions as provided herein, except the Fixed Rent for each Renewal Term as set forth below.

Notice of the exercise of such options (“Extension Notice”) shall be delivered by Tenant to Landlord, in writing, no later than the first day of the twelfth (12th) month prior to the expiration date of the Initial Term or the first Renewal Term, as the case may be. Time shall be of the essence as to giving of the Extension Notice. Tenant’s right to extend the Term pursuant to this Section 2.B (i) shall be conditioned upon there being no default by Tenant which remains uncured after applicable notice and cure periods in the observance or performance of any of the material or financial terms, covenants and conditions of this Lease either at the time of the exercise of the option or on the expiration of the Initial Term or the first Renewal Term, as the case may be, and (ii) for the second Renewal Term, shall be conditioned upon Tenant having simultaneously exercising the renewal option contained in the “Retail Lease” (as hereinafter defined).

(ii) (a) If Tenant has elected to renew the Term of this Lease, as provided in subparagraph (i) above for the first Renewal Term, the Fixed Rent for the Premises shall be as follows:

Lease Years	Annual	Monthly

6	$715,958.60	$59,663.22

7	720,530.52	60,044.21

8	725,131.62	60,427,64

9	729,762.12	60,813.51

10	734,422.17	61,201.85

(b) Except as provided in subparagraph (a) above, Tenant’s occupancy of the Premises during the first Renewal Term shall be on the same terms and conditions as were in effect immediately prior to the expiration of the initial term of this Lease.

(c) The termination of this Lease during the Initial Term hereof shall also terminate and render void any option or right on Tenant’s part to extend the term of this Lease pursuant to Section 2.B whether or not such option or right shall have theretofore been exercised.

(d) If Tenant exercises its right to extend the term of this Lease for the first Renewal Term pursuant to this Section 2.B, the words and phrases “Term”, “Lease Term”, “the term of this Lease” or “the term hereof” as used in this Lease, shall be construed to include the first Renewal Term, and the Expiration Date shall be construed to be the date of the expiration of the first Renewal Term.

(iii) If Tenant has elected to renew the term of this Lease, as provided in subparagraph (i) above for the second Renewal Term, (a) the Fixed Rent for the second Renewal Term shall be the Fair Market Rent for the second Renewal Term, as determined below and (b) at least 4 months prior to the commencement of the second Renewal Term, Landlord shall give to Tenant a notice (“Landlord’s Notice”) setting forth Landlord’s statement of the Fair Market Rent during the second Renewal Term, which shall be conclusive and binding as the basis for determining the annual Fixed Rent to be paid during the second Renewal Term unless (a) within 45 days after the giving of the Landlord’s Notice, or having failed to do so, 15 days following a reminder notice from Landlord to Tenant (in 12 point bold capital letters), Tenant shall notify Landlord that Tenant disputes Landlord’s statement of the Fair Market Rent, specifying Tenant’s statement (“Tenant’s Statement”) of the Fair Market Rent during the second Renewal Term and (b) if such dispute shall not be resolved by the commencement of the second Renewal Term, Landlord and Tenant shall within twenty (20) days after the commencement of the second Renewal Term, submit the dispute to arbitration pursuant to the provisions of subparagraph (iv) below. In the event such dispute is submitted to arbitration, the arbitrators shall determine the annual Fair Market Rent during the second Renewal Term in accordance with the instructions set forth in subparagraph (v), and a sum equal to said amount, subject to the provisions of this Lease, shall be the annual Fixed Rent payable by Tenant during the second Renewal Term; provided, however, that in no event shall the annual Fixed Rent payable by Tenant during each year of the second Renewal Term be less than $734,422.17 per annum (“Initial Term Escalated Rent”).

(a) If upon the commencement of the Renewal Term the annual Fixed Rent to be paid during the second Renewal Term shall not have been determined (by arbitration or by agreement of Landlord and Tenant), Tenant, effective as of the commencement of the second Renewal Term, shall pay on account of annual Fixed Rent, 50% of the sum of (i) the annual amount set forth in Landlord’s Statement and (ii) the annual amount set forth in Tenant’s Statement, subject to adjustment upon determination of such annual Fixed Rent. Under such circumstances, upon the determination of the annual Fixed Rent for the second Renewal Term, Tenant shall pay to Landlord within thirty (30) days after demand, any underpayment of annual Fixed Rent by Tenant since the beginning of the second Renewal Term and, in the event of any overpayment of such annual Fixed Rent by Tenant since the beginning of the second Renewal Term, Landlord shall credit the amount of such overpayment against the payments of annual Fixed Rent next coming due hereunder until such time as the overpayment has been fully credited to Tenant.

(b) Nothing in this Section 2 shall affect Tenant’s obligations to pay Additional Rent under this Lease. During the second Renewal Term, Tenant shall pay (a) Additional Rent in accordance with the provisions of Article 8, without change in any other provision of Article 8, including, without limitation, without change in the Base Year, and (b) all other Additional Rent payable under this Lease in accordance with the terms hereof, all of which shall be taken into account in determining fair market rental value for the Premises for the second Renewal Term.

(iv) In the event that, pursuant to the provisions of subparagraph (iv), the determination of the Fair Market Rent to be paid during the second Renewal Term is submitted to arbitration, then within twenty (20) days after commencement of the second Renewal Term, Landlord and Tenant shall each appoint a person as arbitrator on its behalf and shall notify the other party of such appointment. The arbitrators thus appointed shall appoint a third person who shall be impartial to act as an arbitrator hereunder, and such three arbitrators shall as promptly as possible determine the annual fair market rental value for the Premises during the second Renewal Term in accordance with the provisions of subparagraph (v); provided, however, that if the two arbitrators appointed by the parties shall be unable to agree within ten (10) days after the appointment of the second arbitrator, they shall give written notice to the parties of such failure to agree, and the parties shall attempt to agree on the appointment of an impartial third arbitrator. If the parties fail to agree upon the selection of such impartial third arbitrator within ten (10) days after the arbitrators appointed by the parties have given notice as aforesaid, then within fifteen (15) days thereafter, either of the parties upon notice to the other party may request such appointment by the American Arbitration Association (or any organization successor thereto) (“AAA”), or in its absence, refusal, failure or inability to act, may apply for a court appointment of such third arbitrator.

(v) The arbitration shall be conducted, to the extent consistent with this Lease, in accordance with the then prevailing rules of the AAA and the arbitrators shall be bound by the instructions set forth in this subparagraph (v). The first and second arbitrators appointed pursuant to subparagraph (iv) shall submit their respective determinations in writing to the third arbitrator within twenty (20) days after the appointment of the third arbitrator and such third arbitrator shall, within ten (10) days after submission of the first and second arbitrator’s respective determinations, select the annual fair market rental value in the opinion of the impartial third arbitrator (taking into account all relevant factors, including, without limitation, those set forth in this Section 2.B(v)). The impartial third arbitrator may not select any other rental amount. The arbitrator appointed by Landlord may not submit an amount in excess of the sum set forth in Landlord’s Statement and the arbitrator appointed by Tenant may not submit an amount less than the sum set forth in Tenant’s Statement. The decision by the third impartial arbitrator shall be in writing and shall be conclusive and binding on both Landlord and Tenant. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction. The arbitrators shall make their respective determinations based on the following, and the arbitrators shall be so instructed:

(a) The Fair Market Rent during the second Renewal Term shall be the then annual fair market rental value of the Premises, (1) without any reduction to reflect that Tenant saves moving expenses by exercising the renewal option, (2) without any reduction to reflect any discount for the length of the second Renewal Term for comparable space in comparable buildings in Soho, (3) taking into consideration any increases or possible increases in rental during the second Renewal Term then being included in leases for space in such comparable buildings based on changes in price indices, including the Consumer Price Index, cost of living or other similar increases, or periodic rental adjustments, (4) taking into account that the Premises is leased in its then “as is” condition, (5) assuming that the Premises are leased vacant and unencumbered by this Lease, (6) taking into account the size and condition of the Premises and the condition of the Building, the credit-worthiness of Tenant and Guarantor, and services provided by Landlord and Tenant under this Lease; (7) taking into account that the Base Year does not change during the second Renewal Term and (8) taking into account the increase in the Fixed Rent that occurs during the second Renewal Term as provided in Section 2.B(vi) below; (9) taking into account all other relevant factors as may be material and relevant to a proper determination of the annual fair market rental value for the Premises during the second Renewal Term, (10) taking into account the leasing by Tenant of Retail Premises, together with the Premises and (11) no tenant improvement allowance, or brokerage commission, if accurate, is being paid by Landlord.

(b) The Additional Rent payable by Tenant under this Lease shall continue to be payable during the second Renewal Term without any change in any provisions of Article 8 or any other provisions of this Lease relating to Additional Rent, including, without limitation, the Base Year.

(vi) The annual Fixed Rent determined by such arbitration, or pursuant to Section 2.B(x) below, shall increase no less than annually on a compounded basis, as determined by the arbitrators, taking into consideration increases in rental then being included in leases for office space in comparable buildings in the vicinity of the Premises but in no event less than 2 1⁄2% per Lease Year cumulatively.

(vii) Each party shall pay the fees and expenses of the one of the two original arbitrators selected by such party. The fees and expenses of the third arbitrator and all other expenses of the arbitration (other than the fees and disbursements of attorneys or witnesses for each party) shall be borne by the parties equally.

(viii) Each arbitrator appointed pursuant to this Section 2.B shall have at least 10 years’ experience in the City of New York as a licensed retail appraiser or retail real estate broker in the City of New York.

(ix) Upon final determination of the Fair Market Rent for the Renewal Term pursuant to this Section 2.B, Landlord and Tenant, upon the demand of either of them, shall enter into a supplementary agreement to set forth the annual Fixed Rent for such Renewal Term; provided, however, that failure of either party to execute such supplementary agreement shall not affect the Fixed Rent due for the second Renewal Term pursuant to the foregoing provisions of this Section 2.B.

(x) The provisions of this Article 2.B, (iii) - (ix) shall be inapplicable and have no force or effect in the event that Landlord notifies Tenant in Landlord’s Notice that the annual Fixed Rent for the second Renewal Term shall be the Initial Term Escalated Rent, increasing 2 1⁄2% per Lease Year in lieu of operating expense increases.

(xi) Except as provided in this Section 2.B, Tenant’s occupancy of the Premises during the second Renewal Term shall be on the same terms and conditions as were in effect immediately prior to the expiration of the first Renewal Term of this Lease.

(xii) If Tenant exercises its right to extend the term of this Lease for a Renewal Term pursuant to this Section 2.B, the phrases “Term,” “the term of this Lease” or “the term hereof” as used in this Lease, shall be construed to include such Renewal Term, and the Expiration Date shall be construed to be the Extension Expiration Date.

(xiii) If Tenant does not timely send the Extension Notice pursuant to provisions of Section 2.B(i) hereof, this Section 2.B shall have no force or effect and shall be deemed deleted from this Lease. The termination of this Lease during the initial Term hereof shall also terminate and render void any option or right on Tenant’s part to extend the Term of this Lease pursuant to this Section 2.B whether or not such option or right shall have theretofore been exercised.

(xiv) If Tenant elects to renew or extend the term of this Lease and retains a broker, other than Broker, Tenant agrees to pay any and all brokerage commissions incurred in connection with such renewal and agrees to indemnify, defend and hold Landlord harmless from any claims of said broker, including, without limitation, reasonable attorneys’ fees. If Landlord retains a broker, Landlord agrees to pay any and all brokerage commissions incurred in connection with such renewal and agrees to indemnify, defend and hold Tenant harmless from any claims of said broker, including, without limitation, reasonable attorneys’ fees.

C. Tenant shall pay all Fixed Rent and Additional Rent due hereunder at the office of Landlord or such other place as Landlord may designate, payable in United States legal tender, by, at Tenant’s election, (i) wire transfer of immediately available funds pursuant to wiring instructions provided by Landlord therefor or (ii) cash, or good and sufficient check, and shall be payable, in advance, in equal monthly installments on the first day of every month, without any prior notice, demand, off-set, deduction or abatement whatsoever, except as expressly set forth in this Lease, at the office of Landlord as set forth above, or at such place and to such person as Landlord from time to time may designate, except that the first month’s Fixed Rent payable hereunder shall be paid simultaneously with the execution hereof which shall be applied to the first month’s Fixed Rent due after the Rent Commencement Date, If this Lease were to terminate (as distinguished from expire and for a reason other than a Tenant default) on a day other than the last day of a calendar month, the Fixed Rent shall be pro-rated on a per diem basis based on the actual days in such month.

3. NO COUNTERCLAIM OR ABATEMENT

The obligations and liabilities of Tenant hereunder in no way shall be released, discharged or otherwise affected (except as expressly provided in this Lease to the contrary) by reason of: any damage to or destruction of or any Taking of the Demised Premises or any part thereof; any restriction or prevention of or interference with any use of the Demised Premises or any part thereof, any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Landlord, or any action taken with respect to this Lease by any trustee or receiver of Landlord, or by any court, in any such proceeding; any claim which Tenant has or might have against Landlord; any failure on the part of Landlord to comply with or perform any of the terms hereof or of any other agreement with Tenant; or any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Tenant shall have notice or knowledge of any of the foregoing. Except as expressly provided in this Lease or by law, Tenant waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Demised Premises or any part thereof, or to receive any abatement, suspension, deferment, diminution or reduction of any Rent payable by Tenant hereunder.

4. USE OF DEMISED PREMISES

A. Tenant may use the Demised Premises for administrative, corporate, executive and general office use for the conduct of Tenant’s business and strictly incidental thereto, for any lawful use incidental thereto that is in keeping with the character, reputation and appearance of the Building (including, without limitation, the retail sale of clothing) and further incidentally thereto, a private training facility for Tenant’s employees or independent contractors which is not open to the public, and for no other use or purpose (“Permitted Use”).

B. Tenant shall not do or permit to be done any act or thing in the Premises which is contrary to any Legal Requirements or Insurance Requirements (hereinafter defined). Tenant shall not use, or allow the Demised Premises or any part thereof or any improvements now or hereafter erected therein or any appurtenances thereto, to be used or occupied for any unlawful purpose, and shall not suffer any act to be done or any condition to exist within the Demised

Premises or any part thereof, or in any improvements now or hereafter erected therein or on any appurtenance to the Demised Premises, or permit any article to be brought therein, which may constitute a nuisance, public or private, or which may make void or voidable any insurance in force with respect thereto.

C. If Tenant elects to use a portion of the Premises as a training studio, Tenant shall install such soundproofing and vibration attenuating devices as are required to prevent sound and vibration from emanating from the Premises.

D. Tenant shall have access to and be entitled to operate in the Premises 24 hours a day, 7 days a week. However, Tenant shall only operate the private indoor training studio in the cellar of the Premises between the hours of 5:00 a.m. – 10:00 p.m., 7 days a week. Provided Tenant completes the foregoing, Tenant may play music in its private indoor training studio.

E. Tenant shall provide regular cleaning of the demised premises on business days with a cleaning contractor reasonably approved by Landlord to perform such work.

F. The statement as to the nature of the business to be conducted by Tenant in the Premises or use and occupancy permitted therein shall not constitute a representation or guaranty by Landlord that such business may be conducted in the Premises or is lawful or permissible under any certificate(s) of occupancy issued for the Premises or the Buildings, or is otherwise permitted by law or regulations.

G. Tenant shall in all events comply with all Legal Requirements governing the disposal of wastes and waste products of Tenant at the Premises, including, without limitation, so-called environmental laws, rules and regulations.

H. Tenant shall not (i) conduct or permit any fire, auction, going out of business or bankruptcy sale in the Premises, but nothing shall prevent Tenant from giving discounts on its classes or other services or (ii) distribute or permit to be distributed handbills or other matter to customers outside the Premises.

I. (i) Tenant shall (1) engage, at its expense, a rubbish removal contractor of Tenant’s selection, for the removal of all rubbish, debris and waste from Tenant’s operation; (2) place such refuse outside for collection (in areas designated by Landlord in accordance with Landlord’s rules and regulations) and (3) cause all waste to be placed in securely sealed plastic bags or similar containers.

(ii) Tenant shall not use or permit to be used the sidewalks or other space outside the Premises for any display, sale or similar undertaking or storage other than Signage permitted under this Lease. In addition, Tenant shall not use or permit to be used any loudspeaker, phonograph or other sound system or advertising device which may be heard outside the Premises.

(iii) No video games, pinball machines or other amusement devices or coin operated gaming devices shall be installed in or used at the Premises, but nothing contained herein shall prohibit the installation of vending machines for the sale of food, beverages or snacks to Tenant’s employees or coin operating devices for its locker rooms.

(iv) A default under this Section 4.1 shall be a material default of Tenant under this Lease if Tenant fails to use diligence efforts to seek to cure such default after notice from Landlord.

J. Tenant acknowledges and understands that the value of the Premises and the reputation of the Landlord will be seriously injured if the Premises are used for any obscene or pornographic use or as any sort of commercial sex establishment (it being understood that the outfits or clothing worn by Tenant’s customers in connection with the permitted use shall be deemed acceptable, including, without limitation, such customers wearing only tank tops or sports bras as their top covering). Accordingly, Tenant shall not permit or conduct any use of the Premises for nude modeling, rap sessions, or as a so-called rubber goods shop, or as a sex club of any sort, or as a “massage parlor.”

K. Tenant acknowledges that Landlord’s damages resulting from any breach of the provisions of this Article 4 are difficult, if not impossible, to ascertain and concedes that, among other remedies for such breach permitted by law or the provisions of this Lease, Landlord shall, if Tenant fails to use diligent efforts to seek to cure such default after notice from Landlord, be entitled to enjoin Tenant from any violation of said provisions.

5. CONDITION OF DEMISED PREMISES

The parties acknowledge that the Demised Premises shall consist of an unfinished and unimproved space in which Tenant will, promptly after delivery of possession of the Demised Premises to Tenant, at its sole cost and expense, commence to construct its office space within a portion of the Demised Premises, including all HVAC servicing the Demised Premises, and the procuring of all relevant permits and approvals therefor, in accordance with the provisions of Article 6 hereof. Tenant specifically acknowledges and agrees that this Lease and the commencement of Rent hereunder shall not be delayed or affected by the Tenant’s completion or failure to complete Tenant’s improvements to the Demised Premises by the Rent Commencement Date. Landlord makes no representation or warranty, express or implied in fact or by law, as to the nature or condition of the Demised Premises, or its fitness or availability for any particular use, or the income from or expenses of operation of the Demised Premises. Landlord shall not be liable for any latent or patent defects therein, provided, however, nothing contained herein shall reduce Landlord’s or Tenant’s obligations under Article 9 hereof.

Tenant represents that Tenant has examined and is fully familiar with the physical condition of the Demised Premises, the improvements thereon, the sidewalks, the uses thereof, and all zoning and other rules and requirements applicable to the Demised Premises, and subject to the provisions of this Lease, Tenant shall accept the Demised Premises without recourse to Landlord, “as is”, in the condition and state in which they now are and agrees, that the Demised Premises complies in all respects with all requirements of this Lease.

Except as expressly set forth in this Lease, Landlord shall have no obligation to alter, improve, decorate or otherwise prepare the Demised Premises for Tenant’s occupancy. Except as set forth in this Lease, Tenant acknowledges and agrees that Landlord has not made, and does not make, any representation or warranty, and Landlord shall have no liability or obligation with respect to any matter relating to the Demised Premises or this transaction, including, without limitation (i) income, expenses, operation, income-producing potential, zoning, physical condition, gross and rentable square footage of the Building, access, fitness for any specific use, merchantability, habitability, soil or the lie and topography, of any portion of the Demised Premises; (ii) violations, if any, (iii) any patent or latent defect in or about the Demised Premises, or in any portion thereof; (iv) the compliance of the Demised Premises with any Legal Requirements; (v) the presence or absence of asbestos, asbestos-containing materials, lead paint or any hazardous substances or wastes in, under or upon the Demised Premises (except as set forth in Article 39 hereof); (vi) the existence, location or availability of utility lines for water, sewer, drainage, electricity or any other utility; (vii) any licenses, permits, approvals or commitments from governmental authority in connection with the Demised Premises; (viii) parking availability and/or (ix) any other matter affecting or relating to the Demised Premises, including the legal state thereof, which is not expressly set forth in this Lease. Tenant is relying upon Tenant’s independent investigations with respect to the foregoing and with respect to all other matters relating to the Demised Premises, other than as expressly set forth in this Lease.

Notwithstanding anything herein to the contrary contained in this Lease, (a) Landlord shall promptly cure, at Landlord’s expense, and pay all fines, interest and penalties with respect to, any violations (including any open building permits or stop work orders) or non-compliance with law affecting the Demised Premises or the Building, which actually delays or prevents Tenant from obtaining applicable building permits for Tenant’s Work or otherwise prevents or delays the performance of Tenant’s Work or obtaining of any governmental sign-offs (including, but not limited to, a temporary certificate of occupancy) for Tenant’s Work, or Tenant’s ability to open for business in the Premises, and Rent shall abate on a day for day basis for each day that Landlord is effecting a cure thereof (in addition to the free rent period) and (b) Landlord shall promptly abate or remediate, at Landlord’s expense, any Hazardous Materials (including, without limitation, asbestos) existing in or on the Demised Premises on the Commencement Date that is required by applicable law to be abated or remediated, and Rent shall abate on a day for day basis to the extent Tenant is delayed in performing Tenant’s Work as a result thereof until such legally required abatement or remediation is completed (in addition to the initial free rent period).

6. ALTERATION AND ADDITIONS

A. Prior to and as a condition of the Commencement Date (unless Tenant elects to access the Premises pursuant to Section l.C(ii) above prior to substantial completion of Landlord’s Work). Landlord shall, subject to the provisions of this Article 6, substantially complete the work described on Exhibit F annexed hereto (“Landlord’s Work”) (other than those portions of Landlord’s Work which are to be completed after delivery of possession of the Premises to Tenant).

B. (i) Tenant, at Tenant’s sole cost and expense, shall perform Alterations as shall be necessary to fully equip and complete the Premises for the operations of Tenant’s business in accordance with the provisions of Article 4 hereof (“Tenant’s Work”). In addition, prior to removal of existing first floor bathrooms, as part of Tenant’s Work hereunder, Tenant shall install two separate bathrooms on the first floor as shown on Exhibit F-1, in accordance with the Landlord approved Tenant’s Plans. Subject to the following provisions, Tenant agrees to promptly commence and diligently prosecute the preparation of “Tenant’s Plans” to perform Tenant’s Work and submit the same to Landlord within ninety (90) days of the date hereof for Landlord’s approval as provided in Section 6.C below. Landlord hereby approves the Tenant’s lay-out shown on Exhibit I, subject to Landlord’s approval of Tenant’s Plans related thereto, as hereafter provided and Landlord acknowledges that during its review of Tenant’s Plans it shall have no right to object to any portion of the design and layout shown on Tenant’s lay-out plan attached hereto as Exhibit I. Landlord makes no representation as to the legality of such lay-out shown thereon and prior to commencing any Alterations or other work, Tenant shall obtain all permits and approvals from the DOB and all other governmental agencies having jurisdiction. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby consents to Tenant obtaining, at Tenant’s sole cost and expense, any required permits and approvals for any alterations (including Tenant’s Initial Improvements) based upon Tenant’s architect’s and engineer’s self-certification of Tenant’s Plans (as approved by Landlord). Tenant shall make no Alterations to the Premises, without Landlord’s consent in each instance. All alterations, additions or improvements to the Premises, including air-conditioning equipment and duct work, except movable furnishings and trade equipment installed at the expense of Tenant, shall, unless Landlord elects otherwise in writing, become the property of Landlord, and shall be surrendered, with the Premises, at the expiration or sooner termination of the term of this Lease, with no accountability or responsibility by Tenant to Landlord. Subject to the following, Tenant shall have no obligation to restore or remove (or accountability to Landlord for failing to restore or remove) any alterations additions or improvements made to the Premises at or prior to the expiration of the Term of this Lease, provided such work was approved (or deemed approved) by Landlord or is permitted to be performed by Tenant without the approval of Landlord, provided Tenant shall in all instances remove Tenant’s trade fixtures and personal property.

(ii) (a) Notwithstanding anything contained in this Lease to the contrary, prior to the expiration or earlier termination of this Lease, (1) at Landlord’s option, by notice to Tenant at least sixty (60) days prior to the expiration of the Lease or within thirty (30) days of earlier termination, Tenant shall remove Specialty Alterations and (2) Tenant shall restore the Premises and any adjoining premises leased by Tenant to separate units which comply with Legal Requirements such that each area is a legally separately demised unit with separate bathrooms, separate electrical service, and separate means of ingress and egress, all of which comply with all Legal Requirements; and, in addition, the first floor of the Premises shall be separately serviced by not less than 20 tons of HVAC unit(s) and the cellar of the Premises shall be serviced by not less than 28 tons of HVAC unit(s). For purposes of this Section 6.C(ii), “Specialty Alterations” shall mean Alterations which are structural in nature or penetrate or otherwise affects any floor slab, and other Alterations which are not typical of an office tenant located in a mixed use building in SOHO (i.e., cannot reasonably be reused by a succeeding office tenant and/or would be unusually costly to remove), including but not limited to: soundproofing, water fountain or water features, mezzanine, vaults, safes, elevators, escalators, kitchens, raised computer floors, computer room installations, supplemental heating, ventilation and air conditioning, ventilation and air conditioning equipment, file rooms or other installations requiring reinforcement of floors slab penetrations, conveyors, dumbwaiters, staircases and other alterations of a similar character. Tenant shall, at Tenant’s cost and expense repair any damage to the Premises or the Building due to all such restorations, cap all electrical, plumbing and waste disposal lines in accordance with sound construction practice and restore the Premises to the condition existing prior to the making of such Specialty Alterations or removal. All such work shall be performed in accordance with plans and specifications first approved by Landlord and all applicable terms, covenants, and conditions of this Lease.

(b) Further, (1) in the event Tenant elects not to exercise the first Renewal Term or (2) Tenant elects not to exercise the Renewal Option for the second Renewal Term, but Tenant elects to exercise the option to extend the Retail Lease, then, in either event, Tenant shall restore the cellar of the Premises, as shown on Exhibit J annexed hereto, including, without limitation, the common hallway in the cellar, as shown on Exhibit J and each of Landlord and Tenant shall have the right to use the stairwells to and from the first floor and the said common hallway and Landlord shall have sole use of the cellar bathrooms. In such event, Landlord shall pay all costs of electricity for the common hallway in the cellar and Tenant shall clean and maintain such common hallway.

(iii) Prior to commencing any Tenant’s Work, or any other Alterations, Tenant shall submit to Landlord for its approval two (2) sets of complete working plans, drawings and specifications (collectively, “Tenant’s Plans”), including, but not limited to, all plumbing and electrical systems and facilities for Tenant’s Work, prepared by an architect or engineer licensed as such in the State of New York (“Tenant’s Architect”). All of Tenant’s Plans shall comply with all Legal Requirements. Within ten (10) business days following Landlord’s receipt of Tenant’s Plans, Landlord shall review or cause the same to be reviewed and shall thereupon return to Tenant one (1) set of Tenant’s Plans with Landlord’s approval or disapproval noted thereon, and if same shall be disapproved in any respect Landlord shall state the reasons for such disapproval. If Landlord fails to approve or disapprove Tenant’s Plans within such ten (10) Business Day period and Tenant sends to Landlord a second (2nd) notice after the expiration of such ten (10) Business Day period that states in all bold capital letters “IF THE ENCLOSED TENANT’S PLANS ARE NOT APPROVED OR DISAPPROVED BY LANDLORD WITH SPECIFIC REASONS FOR DISAPPROVAL WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THE ENCLOSED TENANT’S PLANS, THEN THE APPROVAL OF LANDLORD TO THE ENCLOSED TENANT’S PLANS SHALL BE DEEMED GRANTED”, then Landlord’s approval to Tenant’s submission of Tenant’s Plans shall be deemed granted if Landlord fails to respond to such second (2nd) notice within five (5) Business Days after receipt thereof. In case Landlord disapproves Tenant’s Plans in any respect Tenant shall cause Tenant’s Architect, within five (5) days after receipt of Landlord’s disapproval, to make such changes to Tenant’s Plans as Landlord shall reasonably require and shall thereupon resubmit the same to Landlord for its approval. Following the approval of Tenant’s Plans, as aforesaid, the same shall be final and shall not be changed without the prior approval of Landlord as set forth in this Article 6, which approval shall not be unreasonably withheld as provided in Section 6E below. Promptly after approval Tenant’s Plans by the DOB, Tenant shall commence and diligently prosecute the completion of Tenant’s Work.

(iv) All Alterations shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directions, rules and regulations of governmental authorities having jurisdiction, including, without limitation, the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto, and also New York City Local Law No. 76 and similar present or future laws, and regulations issued pursuant thereto.

(v) Tenant shall keep the Building and the Premises free and clear of all liens for any work or materials claimed to have been furnished to Tenant or to the Premises.

(vi) Prior to the commencement of any Alterations by or for the benefit of Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of the following insurance:

(a) Workers’ compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises.

(b) Broad form commercial general liability insurance written on an occurrence basis naming Tenant as an insured and naming Landlord and its designees as additional insureds, with limits of not less than $5,000,000 combined single limit for personal injury in any one occurrence, and with limits of not less than $500,000 for property damage (the foregoing limits may be revised from time to time by Landlord to such higher limits as Landlord from time to time reasonably requires consistent with limits required by landlords of similar buildings in the vicinity of the Premises). Tenant, at its sole cost and expense, shall cause all such insurance to be maintained at all times when the work to be performed for or by Tenant is in progress. All such insurance shall be obtained from a company authorized to do business in New York and shall provide that it cannot be canceled without thirty (30) days prior written notice to Landlord. All certificates therefor, issued by the insurer and bearing notations evidencing the payment of premiums, shall be delivered to Landlord. Blanket/umbrella coverage shall be acceptable, provided that coverage meeting the requirements of this paragraph is assigned to Tenant’s location at the Premises.

(c) During the period of Alterations, builder’s risk insurance policy, terrorism, covering all physical loss written (a) on a completed value form, (b) on an “All Risk” form (c) with Flood and Earthquake, (d) limits equal to the 100% replacement value, subject to an annual review and increase, at the Landlord’s option, (e) with an agreed amount endorsement or a no-co-insurance clause, (f) with commercially reasonable deductibles, (g) to allow permission to occupy, (h) full terrorism coverage is to be provided covering both certified and non-certified acts provided the same is available at commercially reasonable rates and (i) with soft cost coverage and other risks covered by the usual extended coverage;

(vii) All Alterations to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or unreasonably disturb other tenants and occupants of the Building.

(viii) The review and/or approval by Landlord, its agents, consultants and/or contractors, of any Alteration or of plans and specifications therefor and the coordination of such Alterations with the Building, as described in part above, are solely for the benefit of Landlord, and neither Landlord nor any of its agents, consultants or contractors shall have any duty toward Tenant with respect to such review and/or approval; nor shall Landlord or any of its agents, consultants and/or contractors be deemed to have made any representation or warranty to Tenant, or have any liability, with respect to the safety, adequacy, correctness, efficiency or compliance with Legal Requirements of any plans and specifications, Alterations or any other matter relating thereto.

(ix) All Alterations shall be made and performed in accordance with the Building Rules and Regulations and in accordance with the approved Tenant’s Plans (and no amendments or additions thereto shall be without the prior consent of Landlord to the extent such approval is required under this Lease). All materials to be incorporated in the Premises as a result of Alterations shall be of good quality. No fixtures, equipment or articles shall be subject to any liens, encumbrances, chattel mortgages or security interests (as such terms are defined in the Uniform Commercial Code as in effect in New York on the date hereof) or any other title retention or security agreement. Promptly following completion of any work performed by Tenant at the Premises, Tenant shall seek to obtain all letters of completion from the DOB, together with any and all other required DOB approvals and approvals from all other governmental agencies having jurisdiction over the Alterations.

C. Tenant agrees to provide in all construction contracts entered into by Tenant:

To the fullest extent permitted by law, Contractor agrees to indemnify, defend and hold harmless Landlord and/or Managing Agent from any and all claims, suits, damages, liabilities, professional fees, including reasonable attorneys’ fees, costs, court costs, expenses and disbursements related to death, personal injuries or property damage (including loss of use thereof) arising out of or in connection with the performance of the work of the Contractor, its agents, servants, subcontractors or employees, or the use by Contractor, its agents, servants, subcontractors or employees, of facilities owned by Landlord. This agreement to indemnify specifically contemplates full indemnity in the event of liability imposed against the Landlord and/or Managing Agent without negligence and solely by reason of statute, operation of law or otherwise, and partial indemnity in the event of any actual negligence on the part of Landlord and/or Managing Agent either causing or contributing to the underlying claim and Landlord is hereby made a third party beneficiary of this indemnity. In that event, indemnification will be limited to any liability imposed over and above that percentage attributable to actual fault, whether by statute, by operation of law or otherwise.

Contractor shall obtain and maintain at all times during the term of this agreement, at its sole cost and expense, the following insurance (a) workers compensation insurance with statutory limits and employer’s liability coverage of not less than $500,000; (b) commercial general liability insurance with a minimum limit of $1,000,000 per occurrence and $2,000,000 in the aggregate, which insurance shall cover the following: premises and operations liability, products/completed operations, broad form property damage, broad form contractual liability, personal injury and independent contractor’s liability; (c) automobile liability insurance coverage owned, hired and non-owned vehicles, with a minimum limit of liability of $1,000,000; and (d) umbrella liability insurance with a limited of $5,000,000 per occurrence and a general aggregate of $5,000,000. Contractor shall, by specific endorsements to its primary and umbrella/excess liability policy, cause Landlord and Managing Agent to be named as Additional Insureds. Contractor shall, by specific endorsement to its primary liability policy, cause the coverage afforded to the additional insureds thereunder to be primary to and not concurrent with other valid and collectible insurance available to owner and managing Agent. Contractor shall, by specific endorsement to its umbrella/excess liability policy, cause the coverage afforded to the Landlord and Managing Agent thereunder to be first tier umbrella/excess coverage above the primary coverage afforded to Landlord and Managing Agent and to concurrent with or excess to other valid and collectible insurance available to Landlord and Managing Agent.

D. Landlord shall reasonably cooperate with Tenant in connection with obtaining necessary permits for the Alterations, which may include, without limitation, promptly executing applications reasonably required by Tenant for such permits prior to commencement or completion of Landlord’s review of Tenant’s Plans for such Alterations; provided, that (i) execution of any such application by Landlord shall not constitute Landlord’s consent to the proposed Alteration in question or Tenant’s Plans, and (ii) no such application shall include a proposed change in the certificate of occupancy for the Building, except any change to permit the Permitted Use. Further, if, and to the extent, Tenant requests Landlord to execute any applications reasonably required by Tenant for such permits prior to commencement or completion of Landlord’s review of Tenant’s Plans for such Alterations, then any such execution shall be solely as a courtesy to and at the specific request of Tenant, based upon Tenant’s express acknowledgment and agreement of the foregoing clauses “(i)” and “(ii)” and further that: (a) no such Alterations to the Building or Premises shall be performed until such time as (x) consent to Tenant’s Plans with respect to such Alterations has been given by Landlord and (y) Tenant has complied fully with all other applicable provisions of the Lease, and (b) Tenant shall not in any manner rely upon Landlord’s execution of such applications in designing or performing any Alterations and shall not assert any claim for costs, expenses, damages or delay in connection therewith arising therefrom. Tenant shall indemnify and hold harmless Landlord from and against any and all costs, expenses or liability, including reasonable attorneys’ fees, for any Alterations performed in or to the Building and/or the Premises by or on behalf of Tenant, its agents, servants, contractors and/or employees, in violation of this Article 6, including, without limitation, all costs, and expenses incurred by Landlord in connection with or arising out of (1) the enforcement of this Article 6, and (2) restoration of any portion of the Building and/or the Premises. The obligation of Tenant contained in this Section 6.D, shall survive the expiration or earlier termination of the Lease.

E. Landlord agrees not to unreasonably withhold its consent to any interior Alterations which do not affect the exterior of the Building or which do not affect the structure of the Building or adversely affect the plumbing or electrical and mechanical systems of the Building. Notwithstanding the foregoing, Landlord agrees Landlord’s consent shall not be required for any interior, non-structural Alterations which do not affect the exterior of the Building or which do not affect the structure or adversely affect the plumbing or electrical and mechanical systems of the Building and do not require a permit from the DOB or other governmental agencies having jurisdiction over the Premises, provided that such Alterations shall be completed in a good and workmanlike manner in accordance with applicable laws and cost less than $150,000.

F. All contractors, subcontractors or materialmen Tenant proposes to employ shall be approved by Landlord, which approval Landlord agrees not to unreasonably withhold, shall be reputable, fully licensed and shall maintain all insurance required hereunder. Tenant shall advise Landlord of the name of its contractor and all subcontractors performing MEP work or work costing more than $25,000 at least ten (10) days prior to the commencement of any work by such contractor or subcontractor in the Premises.

G. Promptly following Landlord’s approval of Tenant’s Plans, Tenant shall secure or cause to be secured, at Tenant’s sole cost and expense, all necessary approvals, including, but not limited to, conditional use permits, building permits, historic landmark reviews, and approvals of Tenant’s Plans from all government authorities having jurisdiction thereover and Tenant shall also secure or cause to be secured all permits and licenses necessary to perform Tenant’s Work or other Alterations proposed to be performed by Tenant, as the case may be, and shall furnish Landlord with copies of Tenant’s Plans as approved by such governmental authorities and copies of such permits and licenses; provided, however, that prior to Tenant or any contractor of Tenant filing any applications with any governmental authorities for such approval or for any permits or licenses required to perform Tenant’s Work, Tenant shall submit copies of such applications to Landlord. Landlord agrees to cooperate with Tenant at no cost, risk or expense to Landlord to facilitate Tenant obtaining the requisite governmental approvals of Tenant’s Plans. Tenant agrees to commence its Alterations promptly after obtaining the aforesaid permits.

H. Subject to Section 6.K below, Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, subcontractor, mechanic or laborer or permit any materials in the Premises, whether in connection with any Alteration or otherwise, if in Landlord’s reasonable opinion such employment or such materials would interfere, cause any conflict, or create any difficulty, strike or jurisdictional dispute with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or would in any way unreasonably disturb the construction, maintenance, cleaning, repair or management of the Building or any other tenants or occupants of the Building. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference, conflict, difficulty, strike or jurisdictional dispute to leave the Building immediately.

I. Tenant hereby indemnifies, defends and saves harmless Landlord against liability for any and all mechanic’s and other liens filed in connection with any Alteration or repairs undertaken by Tenant hereunder, including, without limitation, the liens of any conditional sales of, or chattel mortgages, title retention agreements, security agreements or financing statements, upon any materials, fixtures, furniture or equipment installed by Tenant in and constituting a part of the Premises. Tenant shall pay promptly the cost of all Alterations and repairs. The obligations under this paragraph to survive the expiration or earlier termination of this Lease.

J. All Tenant’s Property not removed by Tenant on or prior to the Expiration Date or earlier termination of the Term, shall be deemed abandoned and either (1) may be retained by Landlord as its property, or (2) may be disposed of by Landlord, without accountability to Tenant, at Tenant’s expense, in such manner as Landlord may see fit. Whether Landlord retains such abandoned property as its property, or disposes of it as aforesaid, and all costs of removal and repair to the Premises and the Building incurred by Landlord as a result of said abandoned property shall be paid by Tenant to Landlord on demand, which payment obligation shall survive the Expiration Date or earlier termination of the Term.

K. In no event shall Tenant or any of its contractors or subcontractors be required to post a bond or other security in connection with the performance of any Alterations (including with respect to Tenant’s Work), provided, however, and notwithstanding the foregoing, Tenant shall pay the actual out-of-pocket costs of Landlord’s structural and acoustical engineers, subject to Exhibit F annexed hereto, in connection with Tenant’s initial Alterations and all of Landlord’s out-of-pocket costs of architects and engineers in connection with all other Alterations. Under no circumstances, shall Tenant be obligated to utilize union labor in connection with the performance of alterations and in no event shall Tenant utilize union labor without Landlord’s consent.

7. REPAIRS - FLOOR LOAD

A. (i) Landlord shall keep and maintain (and replace as necessary) in good order and state of repair (and in a safe water tight condition) the roof, roof membrane, windows, structural elements, structural walls, mullions, foundation, the exterior walls and any load- bearing interior walls, and the common elements and facilities of the Building (including the repair of the sidewalks and common elevators, egress stairs, sewer and water mains, and all Building systems including, without limitation, electrical, plumbing, mechanical, fire-safety and condenser water systems, and the machinery and equipment comprising same to the point of entry, or connection point for such system, in the Premises (other than the distribution portions of the Building’s systems located beyond the point of entry, or connection point for such system, in the Premises) and repair and clean the sidewalks and curbs directly in front of the Premises and remove all snow and ice therefrom. All repairs and replacements shall be made in a good and workmanlike manner consistent with comparable buildings in the vicinity of the Building. Notwithstanding anything to the contrary contained herein, Landlord’s aforesaid obligation shall be performed at the expense of Tenant to the extent that the need for same arises out of a Tenant Omission and Tenant shall reimburse Landlord, as Additional Rent, for the reasonable cost thereof within thirty (30) days after receipt of a bill therefor. A “Tenant Omission” shall mean (1) any installation, alteration or improvement which is performed by Tenant, but which is not performed in a good workmanlike manner; (2) Tenant’s failure to perform its obligations hereunder beyond applicable notice and cure periods, or (3) the negligence, wrongful act or willful misconduct of Tenant, its agents, servants, employees or invitees.

(ii) Except as provided in clause (i) and (ii) above, Tenant shall, at Tenant’s sole cost and expense, throughout the Term, (1) maintain, repair and otherwise take good care of the Premises, its fixtures and appurtenances and Tenant’s storefront and entrance doors thereto; (2) perform routine housekeeping in the Premises to keep the same clean and neat; (3) replace all light bulbs and lighting fixtures in the Premises as and when necessary as well as the electric lines within the Premises supplying electricity thereto; (4) maintain the plumbing supply lines within the Premises serving the bathrooms in the Premises and the plumbing fixtures in such bathrooms; and (5) paint the areas of the Premises visible to the public when necessary to keep such areas neat looking. All maintenance and repairs performed by Tenant shall be of a quality and class equal to the original work or installations in the Building or the Premises, as the case may be, and shall be done in a good and workmanlike manner using new or like new materials.

B. Notwithstanding the foregoing, in addition to Tenant’s obligations to maintain and repair the Premises provided in clause (ii) above in this Lease, all damage or injury to the Building, or to its fixtures, equipment or appurtenances, whether requiring structural or nonstructural repairs, to the extent caused by or resulting from the negligence, wrongful act, or willful misconduct of Tenant or Tenant’s servants, contractors, employees, invitees or licensees, shall be repaired at Tenant’s sole cost and expense. If such damage is non-structural, then such repairs shall be promptly made by Tenant at Tenant’s sole cost and expense. If such damage is structural, then Landlord may, at Landlord’s option, make such repairs and Tenant shall reimburse Landlord, as Additional Rent, for the reasonable cost of such repairs, together with interest thereon calculated at the Interest Rate. Tenant also shall repair all damage to the Building and the Premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction and shall be made in accordance with the provisions of Article 6 hereof. If Tenant fails after fifteen (15) days’ notice to commence or thereafter to proceed with due diligence to make the repairs required to be made by Tenant hereunder, the same may be made by Landlord, at the expense of Tenant, and the reasonable expenses thereof incurred by Landlord, with interest at the Interest Rate, shall be collectible by Landlord as Additional Rent.

C. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein.

D. Tenant acknowledges that Landlord may install scaffolding or a sidewalk bridge adjacent to the Building in connection with work Landlord may be performing to the Building or portions thereof and/or to comply with applicable Legal Requirements. Tenant agrees that the installation of such sidewalk bridge or scaffolding shall not subject Landlord to any liability to Tenant or give Tenant any right of offset, reduction or claim against Landlord provided Landlord complies with its obligation hereunder. Landlord agrees, however, that such sidewalk bridge or scaffolding shall not block Tenant’s entrances to the Premises, nor shall there be any plywood or enclosures erected in front of the Premises and Landlord will otherwise construct such scaffold or sidewalk bridge in such a way as to minimize interference with access to the Premises. The construction and maintenance of any sidewalk bridges, scaffolding or similar structures at the Building shall be subject to the following conditions: (i) the same must be “double height;” and (ii) Tenant shall be entitled to temporary signage on the portion of the scaffolding immediately adjacent to the Premises at Landlord’s cost. In all cases, Landlord shall give Tenant at least 30 days advance notice (except in an emergency) prior to erecting such scaffolding and/or work promptly and diligently.

E. Tenant, at Tenant’s expense, shall do or cause others to do every act necessary or appropriate for the preservation and safety of the Premises by reason of or in connection with any excavation or other building operation initiated by Tenant, its agents, employees, or contractors upon the Premises or any adjoining property, including without limitation all shoring of foundations and walls of the Improvements or of the ground adjacent thereto, whether or not the Landlord of the Premises shall be required by any Legal Requirement to take such action or shall be liable for failure to do so.

F. Except as otherwise expressly set forth in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance, interruption of, or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances, or equipment thereof.

G. (i) Landlord shall not be liable to Tenant for any damages done or occasioned by or from the electrical system, the heating or cooling system, sprinkler or plumbing systems, nor for damage occasioned by water, snow or ice being upon or coming through the walls, roof, windows, doors, sprinkler pipes, water pipes, sewer pipes or otherwise, in, upon or about the Premises, nor for any damage arising from acts of negligence of other tenants or occupants of the Building, if any; and furthermore, Landlord shall not be liable to Tenant for any damage occasioned by reason of the construction of the Premises or for failure to keep the Premises in repair, unless Landlord is obligated to make such repairs under the terms of this Lease, and unless notice of the need for such repairs has been given to Landlord, in a manner as provided for in this Lease, and a reasonable period has elapsed and Landlord has failed to make such repairs. Landlord shall not be liable for any damage to Tenant’s inventory, trade fixtures, furniture, furnishings, floor and wall coverings, special equipment and all other items of personal property of Tenant resulting from water, fire or other hazards, and Tenant hereby releases Landlord from all liability for such damage.

(ii) Tenant agrees, at its own cost and expense and for its own protection, to obtain sprinkler leakage insurance and water damage insurance. The rent payable by Tenant hereunder has been fixed taking into consideration the provisions of this Article, and there shall be no abatement as the result of conditions described herein.

8. TAXES

A. For the purposes of this Lease, the following terms shall have the following meanings:

(i) The term “Impositions” or “Taxes” shall mean all real property taxes, governmental levies, municipal taxes, taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building, county taxes, business improvement district and special improvement district taxes, payments in lieu of taxes pursuant to any agreement entered into by Landlord, or any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which are or may be assessed, levied or imposed upon all or any part of the Real Property and the sidewalks, plazas or streets in front of or adjacent to the Building, including the tax, excise or fee measured or payable with respect to any rent, levied against Landlord and/or the Real Property, under the laws of the United States, the State of New York, City of New York or any political subdivision thereof (but excluding any income, franchise, inheritance, estate, transfer, succession, mortgage, corporate, gains, inheritance, excise, excess profit or gift taxes and late charges/penalties). If any assessments may be payable in installments, the term “Impositions” or “Taxes” for any period shall only include the installments payable during such period and interest charged by the taxing authority. Further, the term “Imposition” or “Taxes” shall not include late payment charges of the taxing authority, unless Tenant has not timely paid “Tax Rent” (as hereinafter defined) hereunder. If because of any change in the taxation of real estate, any other tax or assessment (including, without limitation, any occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the occupancy, rents or income therefrom, in substitution for or in addition to, any of the foregoing Taxes, (such as, for example, the Florida sales tax on rents, the Michigan single business tax, the City of Los Angeles gross receipts tax on rents, or the Philadelphia City or School District gross receipts tax, as such taxes are presently computed), such other tax or assessment shall be deemed part of the Taxes, provided the same shall be calculated as if the Real Property were the only property of Landlord. Further, all reasonable expenses, including, without limitation, attorneys’ fees and disbursements, experts, and other witnesses, fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such year. The Taxes shall be initially computed on the basis of the assessed valuation in effect at the time Landlord’s Statement (hereinafter defined) is rendered (as Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as hereinafter provided.

(ii) “Landlord’s Statement” shall mean an official statement of Taxes for a Comparison Year and Base Tax Year from the applicable governmental authority and the amount due Landlord hereunder.

(iii) Tenant’s Proportionate Share shall mean 17.7%.

(iv) “Year” shall mean a calendar year.

(v) “Base Year” shall mean the Tax Year July 1, 2011 – June 30, 2012.

(vi) “Tax Year” shall mean the period from July 1 through June 30 or such other period as may be adopted by the City of New York or other taxing authority for the fiscal year for assessing taxes.

(vii) “Comparison Year” shall mean any Tax Year subsequent to the Base Year, for any part or all of which there is an increase in Taxes payable pursuant to subparagraph B below.

(viii) “Assessed Valuation” shall mean the transitional amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

B. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, at the time or times set forth in Section C below, during each Tax Year occurring during the Term of this Lease, Tenant’s Proportionate Share of the difference between Taxes (i) assessed, levied or imposed during, or with respect to, such Tax Year or any part thereof and (ii) the Taxes for the Base Year (“Tax Rent”). Taxes for the Tax Year in which the Rent Commencement Date or Expiration Date occurs shall be appropriately adjusted. The obligations of the parties hereunder shall survive the expiration or termination of the Term for a period of two (2) years.

C. (i) At any time prior to, during or after any Tax Year or calendar year, Landlord may render to Tenant, a Landlord’s Statement or Statements showing the amount of Tax Rent. Landlord’s failure to render a Landlord’s Statement during or with respect to any Tax Year or year shall not prejudice Landlord’s right to render a Landlord’s Statement during or with respect to any subsequent Tax Year or calendar year as long such Landlord’s Statement is rendered within two (2) years following the applicable Tax Year.

(ii) Within thirty (30) days after delivery of the Landlord’s Statement, Tenant shall pay to Landlord the amount due Landlord as shown on such Landlord’s Statement.

(iii) If the Expiration Date, or Rent Commencement Date, is not the last day of a Tax Year, then the Tax Rent for the Tax Year during which the Expiration Date, or Rent Commencement Date, occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Rent that would have been due hereunder if the Expiration Date or Rent

Commencement Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date or Rent Commencement Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(iv) At the option of Landlord or Tenant, which may be exercised by 30 days prior written notice to Tenant, Tenant shall pay to Landlord, on the first day of each and every month of the Term, an amount equal to one twelfth (1/12th) of the Tax Rent becoming due within the ensuing twelve months, as reasonably estimated by Landlord. Such estimate, and consequently the monthly installments, may be adjusted at any time by Landlord in good faith but in no event shall Landlord increase the monthly tax estimates more than one time in any twelve month period. Tax payments shall be reconciled annually on a fiscal tax year basis, and if Tenant’s total estimated Tax payments are less than Tenant’s actual obligation, Tenant shall pay to Landlord within thirty (30) days following written demand the difference; if the total estimated Tax payments exceed Tenant’s actual obligation, Landlord may, at its sole discretion, either retain such excess and credit it to future Tenant’s Tax payments or return it to Tenant (provided that if this Lease shall have expired, the amount shall promptly be paid to Tenant). An official certificate or statement issued or given by any sovereign or governmental authority or agency, or any public utility, showing the existence of any Imposition, or interest or penalties thereof, the payment of which is the obligation of Tenant as provided herein, shall be prima facie evidence for all purposes of this Lease of the existence, amount and validity of such Imposition. The obligation of Tenant with respect to such Additional Rent applicable for the last year of the Term of this Lease or part thereof shall survive the expiration of the Term.

D. (i) Only Landlord shall have the right to contest Taxes. In the event that, after a Landlord’s Statement with respect to Taxes has been sent to Tenant, the Assessed Valuation which had been utilized in computing Taxes for a Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise) or Taxes are otherwise reduced (i.e., due to change in tax rate), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a statement adjusting Taxes for such Year (taking into account the expenses mentioned in the penultimate sentence of Section A of this Article 8) and setting forth Tenant’s Proportionate Share of such refund and Tenant shall be entitled to receive such Tenant’s Proportionate Share by way of a credit against the Rent next becoming due after the sending of such Statement (or paid to Tenant at the end of the Term, provided Tenant is not in default hereunder at such time); provided, however, that Tenant’s share of such refund shall be limited to the amount, if any, which Tenant had theretofore paid to Landlord as increased Rent for such Year on the basis of the Assessed Valuation before it had been reduced.

(ii) Any Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless, within one (1) year after such Landlord’s Statement is sent, Tenant shall send a written notice to Landlord objecting to such Landlord’s Statement and specifying the respects in which such Landlord’s Statement is claimed to be incorrect.

(iii) If the Assessed Valuation for the Base Year is reduced at any time after the date that Landlord gives a Landlord’s Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Rent for a Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation). Tenant shall pay to Landlord, as Additional Rent, an amount equal to the excess of (i) the Tax Rent as reflected on such revised Landlord’s Statement, over (ii) the Tax Rent as reflected on the prior Landlord’s Statement, within thirty (30) days after Landlord gives such revised Landlord’s Statement to Tenant.

9. REQUIREMENTS OF LAW

A. Tenant at its sole cost and expense shall comply with all Legal Requirements and Insurance Requirements in respect of, or relating to, the Premises or the use and occupation thereof, abate any nuisance in, on or about the Premises, comply with any order or duty on Landlord or Tenant, and discharge any violations of any Legal Requirements or Insurance Requirements, provided, however, that Tenant shall not be required to make any structural Alterations to the Premises, or capital improvements, to so comply with Legal Requirements and Insurance Requirements unless and to the extent caused by (i) any acts, failure to act or negligence of Tenant, its agents, contractors, subcontractors, invitees or employees, (ii) Tenant’s specific use of the Premises or particular manner of use, (iii) any Alterations made by Tenant and (iv) a breach by Tenant of its obligations under this Lease. Any of the foregoing structural or capital work, other than as described in (i)-(iv) above, shall be Landlord’s responsibility. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with any insurance policies covering the Building and fixtures and property therein; and shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department having jurisdiction over the Premises, New York Board of Fire Underwriters, New York Fire Insurance Rating Organization or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the Building, or use the Premises in a manner which shall increase the rate of fire insurance on the Building or on property located therein, over that in similar type buildings or in effect prior to this Lease. Any work or installation made or performed by or on behalf of Tenant or any person claiming through or under Tenant pursuant to this Article shall be made in conformity with, and subject to the provisions of, Article 3 hereof. In any action or proceeding wherein Landlord and Tenant are parties, a schedule of “make up” rates for the Building or the Premises issued by the New York Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Premises.

B. In furtherance of the provisions of Section 9.A above, Tenant shall at all times comply with the provisions of Americans with Disabilities Act, Title III (“ADA”) and make all changes and modifications to the Premises required thereby, whether structural or non-structural, in accordance with the provisions of Article 6 hereof and Tenant shall indemnify and hold Landlord harmless from and against any losses, costs, damages or claims of whatever nature, arising out of or in connection with the compliance requirements set forth in the ADA, relating to design, renovation, alteration and/or construction of the Premises.

10. LIENS

A. Tenant shall not directly or indirectly create or permit to be created or to remain, and shall discharge, any mortgage, lien, security interest, encumbrance or charge created, caused, suffered or permitted by Tenant with respect to the Demised Premises or any part thereof, Tenant’s interest therein, or any Fixed Rent or other Rent payable under this Lease, other than liens for Impositions not yet payable, or payable without the addition of any fine, penalty, interest or cost for nonpayment, or being contested as permitted in Section 10.B below or Article 11 hereof.

B. If, in connection with any Alterations being performed by or for the benefit of Tenant or any subtenant or in connection with any materials being furnished to Tenant or any subtenant, any mechanic’s lien or other lien or charge shall be filed against the Demised Premises or any part thereof, or if any such lien or charge shall be filed or made against Landlord, then Tenant, at Tenant’s expense, within thirty (30) days after notice of such lien from Landlord, shall cause the same to be canceled and discharged of record by payment thereof or filing a bond or otherwise. Tenant promptly and diligently shall defend any suit, action or proceeding which may be brought for the enforcement of such lien or charge; shall satisfy and discharge any judgment entered therein within thirty (30) days after the entering of such judgment by payment thereof or filing a bond or otherwise; and within thirty (30) days after demand shall pay all damages, costs and expenses, including reasonable attorneys’ fees, suffered or incurred by Landlord in connection therewith.

11. PERMITTED CONTESTS

Tenant, at Tenant’s expense, after prior written notice to Landlord, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Legal Requirement, provided that: (a) Tenant shall first make all contested payments, under protest if Tenant desires, (b) neither the Demised Premises, nor any part thereof or interest therein, nor any Rent would be in any danger of being sold, forfeited, lost or interfered with; (c) no mortgagee or insurer of the Real Property shall require same to be paid; and (d) in the case of a Legal Requirement, Landlord would not be in any danger of any additional civil or criminal liability for failure to comply therewith and the Demised Premises would not be subject to the imposition of any lien as a result of such failure.

12. UTILITY SERVICES

Tenant shall pay all charges for all public or private utility services and all sprinkler systems and protection services at any time rendered to or in connection with the Demised Premises or any part thereof to Landlord or directly to the applicable provider, as the case may be; shall comply with all contracts relating to any such services entered into by Tenant; and shall do all other things required for the maintenance and continuance of all such services.

13. INSURANCE

A. Tenant, at all times during the Term and at Tenant’s expense, shall provide and maintain in full force and by separate policies:

(i) insurance upon all property owned by Tenant or for which Tenant is legally liable, or which is installed by or on behalf of Tenant, and which is located within the Premises, including, without limitation, on all leasehold improvements, including, without limitation, sign structures, made by or on behalf of Tenant, for full replacement value against damage by fire and extended coverage peril;

(ii) workers’ compensation insurance as required by any applicable law or regulation and in accordance with the laws of the state, territory or province having jurisdiction over Tenant’s employees; and employer’s liability insurance with limits of not less than $1,000,000;

(iii) commercial general liability insurance written on an occurrence basis and in an amount not less than $5,000,000 per occurrence per location or such higher limits as Tenant may carry. Such insurance shall provide premises/operation coverage for (a) bodily injury, property damage, personal injury and advertising injury and (b) all contractual liability for bodily injury, property damage and personal and advertising injury covering indemnification obligations under this Lease. Such insurance may be provided by a combination of a commercial general liability policy and blanket and/or umbrella policies;

(iv) during the period of Alterations, builder’s risk insurance as required by Article 6 hereof;

(v) “All Risk” or “Special Form” property insurance, including the perils of flood earthquake and terrorism for the full insurable value, covering Tenant’s leasehold improvements to the Demised Premises, in an amount equivalent to the insurable value of said property, defined as the cost to replace or reconstruct new without deduction for physical depreciation. The policy is to: (a) contain no coinsurance provisions or in the event of such provision, the coinsurance is to be waived by attachment of an “agreed amount” clause; (b) include joint loss agreement; (c) be written with commercially reasonable deductibles and (d) include business income insurance, including rental value and extra expense, including all of the coverage extensions required above. The amount of insurance purchased shall not be less than the annual rents. Such amount shall be adjusted annually. The policy is to have no time limitation as respects the period of Indemnity (from time of loss until repair or reconstruction of the damaged property, with due diligence and dispatch) and 12 months of Extended Period of Indemnity. The deductible is to be included within and part of the deductible stated in above;

(vi) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent losses, improvement losses and covering, without limitation, all tenant improvements and betterments that Tenant is required to insure pursuant to the Lease as long as the Tenant owns or controls the “Boiler & Machinery” (a) on a replacement cost new basis, (b) in an amount reasonably approved by Landlord, (c) to mirror all of the appropriate terms of the “All Risk” Property coverage, and (d) joint loss agreement;

(vii) business interruption insurance which shall cover, among other things, the Rent which shall be due and payable hereunder during “Tenant’s Restoration Work” (as hereinafter defined); and

(viii) such other or additional insurance as Landlord deems reasonably necessary and which is consistent with insurance then being required to be carried by ground floor tenants in mixed use buildings in Manhattan.

B. Upon the Commencement Date and thereafter not less than thirty (30) days prior to the expiration date of any policy required to be delivered pursuant to this Article 13, Tenant shall deliver to Landlord certificates of insurance with Accord 25 (liability and workers compensation) and Accord 28 (2003) (builders risk, property, business income and boiler and machinery) and the originals of all policies or renewal policies, as the case may be, required by this Lease, bearing notations evidencing the payment of the premiums therefor.

C. If at any time Tenant shall neglect or fail to provide or maintain insurance or to deliver insurance policies in accordance with this Article 13, Landlord may upon ten (10) business days prior notice to Tenant, effect such insurance as agent for Tenant, by taking out policies in companies selected by Landlord, and the amount of the premiums paid for such insurance shall be paid by Tenant to Landlord on demand, as Additional Rent. Landlord, in addition to Landlord’s other rights and remedies, shall be entitled to recover as damages for any breach of this Article 13 the uninsured amount of any loss, liability, damage, claim, costs and expenses suffered or incurred by Landlord.

D. All policies of insurance required in this Lease shall be maintained with insurance companies licensed in the State of New York and have an A.M. Best’s Insurance Rating of A-:IX or better. The policy or policies shall include a loss adjustment clause in favor of the Landlord or its assigns, with loss payable to the Landlord as its interest may appear.

E. All insurance maintained pursuant to the terms of this Lease shall provide that it is primary to and noncontributory with any and all insurance maintained by or afforded to an additional insured under such insurance.

F. All insurance maintained by Tenant pursuant to this Article 13: (a) shall, except for workers’ compensation insurance, name Landlord, Landlord’s managing agent, if any, Landlord’s mortgagee and ground lessor, if any, of which Tenant has notice, the Real Property manager and such other parties as required by Landlord, as additional insureds, as their respective interests may appear, and shall include an effective waiver by the issuer of all rights of subrogation against any named insured or such insured’s interest in the Demised Premises or any income derived therefrom; (b) shall provide, to the extent available, that any losses shall be payable notwithstanding any act or failure to act or negligence of Landlord or Tenant or any other person; and (c) shall provide that the insurance carrier shall provide at least thirty (30) days written notice to Landlord of any cancellation or reduction in amount. Any such insurance, at Tenant’s option, may be provided through a blanket policy or policies, provided such policies shall provide for specific allocation to the Demised Premises of the coverage afforded by such blanket policy or policies, and provided further that such blanket policy or policies give to Landlord no less protection than that which would be afforded Landlord under the above described policies.

G. The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises and the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation, consent to a waiver of right of recovery or permit any other form of release, and having obtained such clauses and/or endorsements of waiver of subrogation or consent to a waiver of right of recovery, each party shall not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered or required by this Lease to be covered, by such fire and extended coverage insurance to the extent coverage is or would be afforded thereby even if such loss or damage shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible, including any other tenants or occupants of the Building. If such waiver of subrogation, consent to a waiver of right of recovery or other form of release is unobtainable each party shall advise the other of such fact and the other party, subject to the provisions of this Section 13.G, shall be named as an additional insured in the policy. If the payment of an additional premium is required for the inclusion of such waiver of subrogation, consent to a waiver of right of recovery or other release provision, or if same are not obtainable and the other party is proposed to be named as an additional insured, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may but shall not be obligated to pay the same. If such other party elects not to pay the same, such other party shall notify the party obtaining the insurance of such fact, in which event the party obtaining the insurance shall have no further obligation to obtain such clauses and/or endorsements or to name such other party as an additional insured under the policy. If the other party is named as an additional insured, the policy shall contain a provision that same shall be non-cancellable with respect to such other party unless thirty (30) days’ prior written notice shall be given to such other party, by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insureds.

14. INDEMNIFICATION BY TENANT

A. Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord, its members, managers, partners, shareholders, officers, directors, employees, agents and mortgagees (including, without limitation, leasing and managing agents) and contractors (collectively, “Indemnitees”) to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any Legal Requirement (except if the same is the responsibility of Landlord), but shall exercise such control over the Premises as to fully protect Indemnitees against any such liability. Except to the extent any of the following arises from the gross negligence or willful misconduct of the Indemnitees, Tenant shall indemnify, defend and save harmless Indemnitees from and against (i) all claims of whatever nature against Indemnitees arising from any act, omission or negligence of Tenant, its contractors, licensees, agents, servants, employees, invitees, (ii) all claims against Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in the Premises and (iii) all claims against Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act or omission of Tenant or Tenant’s agents, employees, or visitors, including, without limitation, any claims arising from any act, omission or negligence of Tenant and its invitees. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof including, without limitation, reasonable attorney’s fees and disbursements. Indemnitees, from time to time, may submit to Tenant copies of Indemnitees’ bills in connection with the foregoing. Tenant upon receipt of such bills shall promptly pay to Indemnitees, as Additional Rent, the amount shown on such bills.

B. If any claim, action or proceeding is made or brought against Indemnitees, which claim, action or proceeding the Tenant shall be obligated to indemnify against, pursuant to the terms of this Lease, then, upon demand by Indemnitees, the Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name, if necessary, by such attorneys as Indemnitees shall reasonably approve; it being understood and agreed that attorneys retained by Tenant’s insurance carrier shall be deemed approved. Notwithstanding the foregoing, the Indemnitee may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability in excess of the coverage carried by Tenant in which Landlord is named as an additional insured, and the Tenant shall pay the reasonable fees and disbursements of such attorneys.

C. Except to the extent any of the following arises from the negligence or willful misconduct of Tenant or any of its members, managers, partners, shareholders, officers, directors, employees, agents, mortgagees or contractors (collectively, “Tenant Indemnitees”), Landlord shall indemnify, defend and save harmless Tenant Indemnitees from and against all claims of whatever nature against Tenant Indemnitees arising out of the negligence or willful misconduct of Landlord, its contractors, licensees, agents, servants or employees. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof including, without limitation, reasonable attorney’s fees and disbursements.

D. If any claim, action or proceeding is made or brought against Tenant Indemnitees, which claim, action or proceeding Landlord shall be obligated to indemnify against, pursuant to the terms of this Lease, then, upon demand by Tenant Indemnitees, Landlord, at its sole cost and expense, shall resist or defend such claim, action or proceeding in name of Tenant Indemnitees, if necessary, by such attorneys as Tenant Indemnitees shall reasonably approve, it being understood and agreed that attorneys retained by Landlord’s insurance carrier shall be deemed approved. Notwithstanding the foregoing, the Indemnitee may retain its own attorneys to defend or assist in defending any claim, actin or proceeding involving potential liability in excess of the covering carried by Landlord in which Landlord is named as an additional insured, and the Landlord shall pay the reasonable fees and disbursements of such attorneys.

E. The provisions of this Article 14 shall survive the expiration or earlier termination of this Lease.

15. DAMAGE TO OR DESTRUCTION OF THE DEMISED PREMISES

A. Tenant shall give immediate notice to Landlord in case of fire or accident in or about the Premises. Subject to the provisions of Sections 15.E, F and G hereof, if the Premises shall be damaged by fire or other insurable casualty, provided Tenant is not in monetary default under this Lease beyond the expiration of applicable notice and cure periods, the damages, other than to Tenant’s personal property and leasehold improvements, made by Tenant to the Premises, shall be repaired by and at the expense of Landlord, promptly after the collection of the insurance proceeds attributable to such damage. So long as Tenant is unable to use the Premises and is not open for business as a result of the casualty, no Rent shall be due and payable, and if Tenant is open for business in a portion of the Premises only, and is unable to use the balance of the Premises as a result of the casualty, the Rent shall be reduced in the proportion which the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises until the earlier of 120 days after (i) completion of Landlord’s repairs or (ii) the date Tenant opens for business in the applicable portion of the Premises. Landlord will not carry insurance of any kind on, and shall have no obligation to repair any damage to, or to replace, any of Tenant’s leasehold improvements or any fixtures, furniture, furnishings, equipment or other property or effects of Tenant; the obtaining of insurance coverage for loss of such leasehold improvements, property or effects of Tenant shall be at the sole cost and expense of Tenant.

B. Intentionally Deleted.

C. Intentionally omitted

D. No penalty, abatement or other credit shall accrue to Tenant’s benefit for reasonable delay which may arise by reason of adjustment of fire insurance proceeds on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control, but without limiting Tenant’s rent abatement and termination rights specifically provided for herein.

E. Within sixty (60) days following request, Landlord shall notify Tenant of Landlord’s good faith estimate of the time required to repair such damage after receipt of insurance proceeds (“Landlord’s Repair Notice”). If, pursuant to Landlord’s Repair Notice, the repair of any damage which affects the Premises will take in excess of twelve (12) months following the date of receipt of insurance proceeds, Landlord or Tenant shall have the right, by written notice to Landlord delivered within 30 days following the delivery of Landlord’s Repair Notice to terminate this Lease, effective as of the date of such damage. Additionally, if neither Landlord nor Tenant have terminated this Lease pursuant to the provisions set forth above and the repairs are not actually completed on or before twelve (12) months following the date of receipt of insurance proceeds, or the date set forth in Landlord’s Repair Notice, if later, Landlord or Tenant shall have the additional right, upon thirty (30) days’ notice, to terminate this Lease by notice given to Landlord during the first ten (10) business days following the end of such twelve (12) month period unless Landlord substantially completes such repairs within such thirty (30)

day period. Upon termination as aforesaid, this Lease and the Term hereof shall cease and come to an end, any unearned rent or other charges paid in advance by Tenant shall be refunded to Tenant, any and all insurance proceeds payable with respect to the leasehold improvements constructed by Tenant in the Premises from time to time (including any additional, replacements or renovations thereto) shall be paid to Landlord, and any insurance proceeds payable with respect to Tenant’s personal property, and Tenant’s fixtures and equipment shall be paid to Tenant.

F. Notwithstanding the foregoing, if any damage or destruction to the Premises (i) shall occur during the last two (2) years of the Term, or (ii) shall amount to fifty percent (50%) or more of the replacement cost of the improvements constructed by Tenant within the Premises from time to time (including any additions, replacements or renovations thereto), this Lease may be terminated at Landlord’s or Tenant’s election. Upon termination as aforesaid, this Lease and the Term hereof shall cease and come to an end, any unearned rent or other charges paid in advance by Tenant shall be refunded to Tenant, any and all insurance proceeds paid with respect to the leasehold improvements constructed by Tenant in the Premises from time to time (including any additions, replacements or renovations thereto) shall be paid to Landlord, and any insurance proceeds payable with respect to Tenant’s personal property, and Tenant’s fixtures and equipment shall be paid to Tenant.

Notwithstanding the foregoing, Landlord shall not have the right to terminate this Lease under Section 15.E or Section 15.F(ii) unless it shall simultaneously be terminating leases of tenants occupying at least 70% of the entire square footage of the Building.

G. The parties agree that this Article 15 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and that any law which provides for such contingency in the absence of an express agreement, now or hereafter in force shall have no application in any such case.

16. TAKING OF THE DEMISED PREMISES

A. Landlord and Tenant shall each notify the other if it becomes aware that any portion of the Building will be taken in condemnation proceedings or by exercise of any right of eminent domain or by private purchase in lieu thereof (any such action being hereinafter referred to as a “Taking”), or if it becomes aware of the commencement of any proceedings which might result in a Taking.

B. In the case of a Taking of (i) the entire Premises or (ii) twenty-five (25%) percent or more of the Premises, if in Tenant’s reasonable opinion, the remaining portion of the Premises is not adequate and suitable for use by Tenant or if access to and egress from the Premises shall be materially blocked in Tenant’s reasonable opinion, this Lease shall terminate as of the date of such Taking. The Taking described in the preceding sentences is herein referred to as a “Total Taking”.

C. In the case of a Taking other than a Total Taking (a “Partial Taking”), this Lease shall remain in full force and effect; provided, however, that the Tenant’s Proportionate Share shall be appropriately adjusted; and Landlord, to the extent of the condemnation award, shall proceed with due diligence (i) to perform the repairs and other work necessary to restore the Premises, and the public and common areas of the Building to the condition that they were in immediately prior to the Partial Taking to the extent such restoration is practical, (ii) to restore reasonable means of access to the Premises and (iii) to erect suitable demising walls.

D. If the temporary use or occupancy of all or any part of the Premises shall be condemned or taken for any public or quasi-public use during the Term of this Lease, this Lease shall be and remain unaffected by such condemnation or taking and Tenant shall continue to pay in full the Base Rent, Additional Rent and other sums payable hereunder by Tenant and Tenant shall have the right to appear, claim, prove and receive so much of the award for such taking as represents compensation for use and occupancy of the Premises and, if so awarded, for the taking of Tenant’s office machinery or office equipment and moving expenses, up to and including the date of the expiration of the Term of this Lease or the date of termination of the temporary taking whichever is earlier, and Landlord shall be entitled to appear, claim, prove and receive the entire balance of the award.

In the event of a Total Taking or Partial Taking, Tenant shall have no claim against Landlord for the value of any unexpired portion of the term of this Lease, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. Nothing herein provided shall preclude Tenant from appearing, claiming, proving and receiving in the condemnation proceeding, Tenant’s moving and relocation expenses and the value of Tenant’s inventory.

17. QUIET ENJOYMENT

Landlord covenants that so long as this Lease is in full force and effect and Tenant is not in default hereunder in the payment of any Rent or compliance with or the performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be complied with or performed, beyond applicable notice and/or cure periods, Tenant shall have use of the Demised Premises and Tenant shall not be hindered or molested by Landlord or any party claiming through or under Landlord or any party claiming through or under Landlord in Tenant’s enjoyment of the Demised Premises, subject to the provisions of this Lease.

18. INTENTIONALLY DELETED

19. EVENTS OF DEFAULT AND TERMINATION

If any one or more of the following events (“Events of Default”) shall occur:

A. if Tenant shall fail to pay any Fixed Rent when the same becomes due and payable, unless Tenant cures said failure within five (5) business days after notice of such failure is given to Tenant; or

B. if Tenant shall fail to pay any Rent, other than Fixed Rent, when and as the same becomes due and payable and such failure shall continue for more than five (5) business days after notice of such failure is given to Tenant; or

C. if Tenant shall fail to comply with or perform any term, covenant or condition of Article 29, and such failure shall continue for more than ten (10) business days after Tenant receives notice of such failure; or

D. if Tenant shall fail to comply with or perform any other term, covenant or condition hereof, and such failure shall continue for more than thirty (30) days after notice thereof from Landlord, or if such default cannot, with due diligence, be cured within such thirty (30) day period, Tenant within said period, shall not commence with due diligence and dispatch the curing of such default, or, having so commenced, thereafter shall fail or neglect to prosecute or complete with due diligence and dispatch the curing of such default; or

E. if Tenant shall admit, in writing, that it is unable to pay its debts as such debts become due; or

F. if Tenant shall make a general assignment for the benefit of creditors; or

G. if Tenant shall file a voluntary petition under Title 11 of the United States Code or if such petition is filed against Tenant and an order for relief is entered, or if Tenant shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in or suffer the appointment of any trustee, receiver, custodian, assignee, sequestrator or liquidator or other similar official of Tenant or of all or any substantial part of its properties or of the premises or any interest of Tenant therein or if Tenant shall take any corporate action in furtherance of any action described in Sections F, G or H of this Article 19; or

H. if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, custodian, assignee, sequestrator or liquidator or other similar official of Tenant or of all or any substantial part of its properties or of the Premises or any interest of Tenant therein, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated; or

I. if a levy under execution or attachment shall be made against Tenant relating to its interest in the Premises, and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within sixty (60) days.

20. REMEDIES AND DAMAGES

A. (i) If an Event of Default shall occur and be continuing, Landlord, at any time thereafter, at its option, may terminate this Lease and the Term by giving Tenant five (5) days’ notice of Landlord’s intention to do so, and upon the giving of such notice, this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date on which the Event of Default occurred were the date herein definitely fixed for the expiration of the Term and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable for damages as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in subsections H or I of Article 19 hereof, or by federal or state statute then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within 120 days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the completion and continuous future performance of Tenant’s obligations under this Lease as provided in Section M of this Article 20, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five days’ notice to Tenant, Tenant as debtor-in-possession or said trustee, and upon the expiration of said five day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession and/or said trustee shall immediately quit and surrender the Premises as aforesaid.

(ii) If an Event of Default described in Section A of Article 19 hereof shall occur, or if this Lease shall be terminated as provided in Section A(i) of this Article 20, Landlord, in addition to any other rights or remedies it may have, shall, after five days written notice to Tenant, have the right of lawful reentry pursuant to legal proceedings and may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned hereby.

B. (i) If this Lease shall be terminated as provided in Section A(i) of this Article 20 and/or Tenant shall be dispossessed by summary proceedings as provided in Section A(ii) of this Article 20:

(a) Tenant shall immediately pay Rent due through the date of termination, and any other sums which may be due Landlord hereunder and surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord full and free license to enter into and upon the Premises in such event with process of law and to expel or remove Tenant and any others who may be occupying or within the Premises, and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or, forcible entry or detainer, and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law. Tenant expressly waives the service of any demand for the payment of Rent or for possession and the service of any notice of Landlord’s election to terminate this Lease or reenter the Premises, except as provided for in Section 20A(i) and agrees that the simple breach of any covenants or provisions of this Lease by Tenant shall, of itself, without the service of any notice or demand whatsoever, except as provided in Article 19, constitute an unlawful retainer by Tenant of the Premises within the meaning of the Statutes of the State of New York;

(b) If an Event of Default occurs, and Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidence of tenancy, and take and hold possession thereof without such entry and possession terminating the Lease or releasing Tenant, in whole or in part from Tenant’s obligation to pay the Rent hereunder for the full Term, and in any such case Tenant shall pay forthwith to Landlord, a sum equal to the Rent due through the date of termination, plus any other sums then due hereunder. Upon and after entry into possession of the Premises without termination of the Lease, Landlord may, but need not relet the Premises or any part thereof, with or without any furniture that may be therein, as the agent for Tenant, to any person, firm or corporation other than Tenant for such Rent, for such time and upon such terms as Landlord in Landlord’s reasonable discretion shall determine; but Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable at commercially reasonable costs, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s reasonable expenses of the reletting. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly, the amount of the Rent reserved in the Lease, together with the reasonable costs of repairs, alterations, additions, redecorating and Landlord’s expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand; and if the consideration so collected from any such reletting is more than sufficient to pay the full amount of the Rent reserved herein, together with the costs and expenses of Landlord, such excess shall be retained by Landlord;

(c) Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law (subject to the last sentence of this Section (e)), to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, all reasonable expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Landlord may place such property in storage for the account of, and at the expense of Tenant, and if Tenant fails to pay the cost of storing such property after it has been stored for a period of ninety (90) days or more, Landlord may sell any or all of such property in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to or demand upon Tenant for the payment of any part of such charges or the removal of any of such property and shall apply the proceeds thereof, first to such sale, including reasonable attorney’s fees; second, to the payment of the costs and charges of storing any property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof, and fourth, the balance, if any, to Tenant. The removal and storage of Tenant’s Property as above provided shall not constitute a waiver of Landlord’s lien thereon.

(d) Landlord may repair and alter the Premises in such manner as Landlord may deem necessary or advisable without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, and/or let or relet the Premises or any parts thereof for the whole or any part of the remainder of the Term or for a longer period, in Landlord’s name or as agent for Tenant, and out of any rent and other sums collected or received as a result of such reletting Landlord shall: (i) first, pay to itself the cost and expense of terminating this Lease, reentering, retaking, repossessing, repairing and/or altering the Premises, or any part thereof, and the cost and expense of removing all persons and property therefrom, including in such costs, reasonable and customary brokerage commissions, legal expenses and attorneys’ fees and disbursements, (ii) second, pay to itself the cost and expense sustained in securing any new tenants and other occupants, including in such costs reasonable and customary brokerage commissions, legal expenses and attorney’s fees and disbursements and other expenses of preparing the Premises for reletting, and, if Landlord shall maintain and operate the Premises, the cost and expense of operating and maintaining the Premises, and (iii) third, pay to itself any balance remaining on account of the liability of Tenant to Landlord. Landlord in no way shall be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due on any such reletting, and no such failure to relet or to collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability;

(ii) No termination of this Lease pursuant to Section 20A(i) or (ii) and no taking possession of and/or reletting the Premises, or any part thereof, pursuant to Section 20.A(ii) and Section 20.B(i)(2), shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

(iii) At any time after such expiration, termination or repossession, whether or not Landlord shall have collected any current damages as aforesaid, Landlord, at Landlord’s option, shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand, an amount equal to the excess, if any, of (a) all Rent which would be payable under this Lease from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full Tenant’s obligation under the preceding paragraph of this Article 20 to pay current damages) until what would be the then unexpired Term in the absence of such expiration, termination or repossession, over (b) the then fair net rental value of the Demised Premises for the same period, all as discounted to present value at the rate of eight (8%) percent per annum. In determining said fair net rental value, the rent realized by any reletting of the Demised Premises, if such reletting is upon terms (other than rental amounts) generally comparable to the terms of this Lease, shall be deemed to be said fair net rental value. Upon the payment of such final damages, this Lease, if not already terminated, shall be deemed terminated. If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.

C. In the event of any termination of this Lease under the provisions hereof or under any summary dispossess or other proceeding or action or any provision of law, or in the event that Landlord shall re-enter the Demised Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(i) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case maybe, represents the then value of the excess, if any, of (a) the aggregate of the installments of Fixed Rent and the Additional Rent which would have been payable hereunder by Tenant, had this Lease not so terminated, for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date hereinbefore set for the expiration of the Term, over (b) the aggregate fair market rental value of the Demised Premises for the same period (the amounts of each of clauses (a) and (b) being first discounted to present value at an annual rate equal to the then prevailing discount rate announced by the Federal Reserve Bank; or

(ii) sums equal to the aggregate of the installments of Fixed Rent and Additional Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the date hereinbefore set for the expiration of the full Term hereby granted; provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the commercially reasonable, actual, out-of-pocket expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Demised Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the commercially reasonable, actual, out-of-pocket expenses of reletting, including repairing, restoring and improving the Demised Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees and disbursements, and all other similar or dissimilar expenses chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this; and provided further, that (a) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (b) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision (ii) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (c) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining term of this Lease, the expenses of reletting shall be apportioned based on the respective periods.

D. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of Article 19, or under any provision of law, or had Landlord not re-entered the Demised Premises.

E. Nothing contained in this Article 20 shall be construed as limiting or precluding the recovery by Landlord against Tenant of any payments or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant (other than acceleration of rent except as provided in C above). The failure or refusal of Landlord to relet the Demised Premises or any part or parts thereof, or the failure of Landlord to collect the rent therefor under such reletting, shall not release or affect Tenant’s liability for damages.

F. To the extent not prohibited by law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 20. Tenant shall execute, acknowledge and deliver any instruments which Landlord may request, whether before or after the occurrence of an Event of Default, evidencing such waiver or release.

G. The rent payable by Tenant hereunder and each and every installment thereof, and all costs, attorneys, fees and disbursements and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease or on account of any delinquency of Tenant in carrying out the provisions of this Lease shall be and they hereby are declared to constitute a valid lien upon the interest of Tenant in this Lease and in the Premises.

H. Tenant shall reimburse Landlord for all sums so paid by Landlord and all reasonable costs and expenses reasonably incurred by Landlord in connection with the making of any payments, the performance of any act or other steps taken by Landlord pursuant to this Article 20, within thirty (30) days after demand, if Landlord is the prevailing party. All sums so advanced shall bear interest at the Interest Rate.

I. Nothing contained in this Article 20 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by a statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding sections of this Article 20.

J. No receipt of monies by Landlord from Tenant after the termination of this Lease, or after the giving of any notice of the termination of this Lease (unless such receipt cures the Event of Default which was the basis for the notice), shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy, except as herein otherwise expressly provided. After the service of notice to terminate this Lease or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any monies due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder.

K. Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption provided by any law or statute now in force or hereafter enacted or otherwise, for re-entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease. The terms “enter”, “re-enter”, “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meaning.

L. No failure by either Landlord or Tenant to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or the Rules and Regulations or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition or prevent a subsequent act, which would have originally constituted a violation from having all force and effect of any original violation. No covenant, agreement, term or condition of this Lease to be performed or complied with by Landlord or Tenant and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

M. If an order for relief is entered, or if any stay or other act becomes effective in favor of Tenant or Tenant’s interest in this Lease in any proceeding which is commenced by or against Tenant under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, Landlord shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy code, statute, law or this Lease, including, without limitation, such rights and remedies as may be necessary to adequately protect Landlord’s right, title and interest in and to the Premises or any part thereof and adequately assure the complete and continuous future performance of Tenant’s obligations under this Lease. Adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease shall include, without limitation, the following requirements:

(i) the payment of Landlord’s legal fees in connection with any bankruptcy proceeding;

(ii) that Tenant comply with all of its obligations under this Lease;

(iii) that Tenant pay to Landlord, on the first day of each month occurring subsequent to the entry of such order, or the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but, in no event, an amount which is less than the aggregate Rent payable for such monthly period;

(iv) that Tenant continue to use the Premises in the manner required by this Lease;

(v) that Landlord be permitted to review the performance of Tenant’s obligations under this Lease;

(vi) that Tenant pay to Landlord within thirty (30) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, a security deposit in an amount equal to twelve months Fixed Rent and Additional Rent then payable hereunder;

(vii) that Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease; and

(viii) that if Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. §365, or as the same may be amended) to any person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, then notice of such proposed assignment, setting forth (1) the name and address of such person, (2) all of the terms and conditions of such offer, and (3) the adequate assurance to be provided Landlord to assume such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. §365(b)(3), as it may be amended, shall be given to Landlord by the trustee, Tenant or tenant as debtor-in-possession no later than thirty (30) days after receipt by the trustee, Tenant or tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee given at any time prior to the effective date of such proposed assignments, to accept, or to cause Landlord’s designee to accept, an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person less any brokerage commissions which may be payable out of consideration to be paid by such person for the assignment of this Lease.

N. Tenant hereby waives trial by jury in any action, proceeding or counterclaim brought by Landlord on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding for nonpayment of rent, Tenant will not interpose any non-mandatory counterclaim of whatever nature or description in any such proceeding.

O. Notwithstanding anything to the contrary set forth in this Lease, Landlord agrees that as to Tenant, Landlord shall not have any right to sue for or collect, and Tenant shall never have any liability or responsibility whatsoever for, any consequential or indirect damages, including, without limitation, lost profits, whether proximately or remotely related to any default of Tenant under this Lease, and Landlord hereby waives any and all such rights, except as set forth in Article 36.

21. FEES AND EXPENSES

Upon an Event of Default which is continuing, Landlord may, but shall be under no obligation to, at any time thereafter on twenty (20) days’ notice (or upon shorter notice, or without notice, if necessary to meet an emergency situation or time limitation of a Legal Requirement) make such payment or perform or cause to be performed such work, labor, services, acts or things, and take such other steps as Landlord may deem advisable, to comply with any such term, covenant or condition which is in default. Entry by Landlord upon the Demised Premises for such purpose shall not waive or release Tenant from any obligation or default hereunder. Tenant shall reimburse Landlord, as Additional Rent, for all reasonable sums so paid by Landlord and all reasonable costs and expenses incurred by Landlord in connection with the making of any payments, the performance of any act or other steps taken by Landlord pursuant to this Article 21 within thirty (30) days after demand. All sums so advanced shall bear interest at the Interest Rate from the date advanced.

22. ASSIGNMENT OF SUBRENTS

Tenant hereby irrevocably assigns to Landlord all rents due or to become due from any assignee of Tenant’s interest hereunder and any subtenant or any tenant or occupant of the Demised Premises or any part thereof, together with the right to collect and receive such rents, provided that, so long as Tenant is not in default under this Lease, beyond the expiration of any applicable notice, cure and/or grace periods, Tenant shall have the right to collect such rents for Tenant’s own use and purposes. Upon any Event of Default, Landlord shall have absolute title to such rents and the absolute right to collect the same. Landlord shall apply to the Rent due under this Lease the net amount (after deducting all costs and expenses incident to the collection thereof and the operation and maintenance, including repairs, of the Demised Premises) of any rents so collected and received by Landlord. Tenant shall not demand or accept from any subtenant, tenant or occupant of the Demised Premises or any part thereof, any payment, prepayment or advance payment in respect of more than one rental period under the applicable sublease and in no event shall Tenant demand or accept any payment, prepayment or advance payment for a period exceeding one month, other than a security deposit.

23. LANDLORD’S FEES

If Landlord is made or otherwise becomes a party to any litigation commenced by or against Tenant involving the enforcement of any of the rights and remedies of Landlord, or arising on account of the default of Tenant in the performance of Tenant’s obligations hereunder, or otherwise, then Tenant shall pay to Landlord, as additional rent, the costs and reasonable attorneys’ fees incurred by Landlord in connection with such litigation, if Landlord is the prevailing party.

24. ACCESS TO PREMISES

Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, construct, use and maintain, concealed ducts, pipes, conduits, supports, beams and wiring, in and through the Premises as Landlord may deem reasonably necessary or desirable for the Premises or for any portion of the Building which do reduce the useable areas or efficiency of the Premises, other than to a de minimis extent. Upon 72 hours prior notice to Tenant, Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times accompanied by a representative of Tenant (i) to examine the same, (ii) to show them to prospective purchasers, mortgagees or lessees (during the last 6 months of the term hereof) of the Building or space therein, (iii) to make such repairs, as Landlord may deem reasonably necessary, to the Premises or to any other portion of the Building as may be required by Landlord to make under the terms of this Lease, (iv) to make such decorations, repairs, alterations, improvements or additions therein, which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, after applicable notice and cure periods or (v) to make such decorations, repairs, alterations, improvements or additions as may be required for the purpose of complying with laws, regulations or other requirements of government authorities or insurance bodies having jurisdiction over the Premises or the Building. In connection with the work to be performed pursuant to clauses (i), (ii), (iii) or (v) above, Landlord agrees to use commercially reasonable efforts, without being required to use overtime labor, to minimize any interference with the conduct of Tenant’s business on the Premises, and shall be allowed to take all material and equipment into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Rent shall in no wise abate while said decorations, repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise, and Landlord shall carry out such access and/or work promptly and diligently; shall consult with Tenant and shall make reasonable efforts to schedule such work in a manner, and in such locations, as to create the least practicable interference with Tenant and/or Tenant’s use of the Premises, business operations, ingress and egress and/or signage. If Tenant shall not be personally present to open and permit an entry into the Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, without rendering Landlord or such agents liable therefore if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property, and without in any manner affecting the obligations and covenants of this Lease. Nothing contained in this Article 24, however, shall be deemed or constructed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as provided in this Lease.

Landlord shall also have access at all times during the Term of this Lease over the stairwells shown on Exhibit A, for access to Landlord’s portion of the cellar not demised hereunder.

25. SURVIVAL OF TENANT’S OBLIGATIONS AND DAMAGES

No expiration of the Term (except as expressly provided herein) shall relieve Tenant or Landlord of Tenant’s or Landlord’s obligations or liabilities which occurred hereunder prior thereto, all of which shall survive such expiration, termination or repossession.

26. INJUNCTION

Landlord, in addition to all other rights, powers and remedies and notwithstanding the concurrent pendency of summary or other dispossess proceedings, at Landlord’s option, shall have the right at all times during the Term, to restrain by injunction any violation by Tenant of any of the terms, covenants or conditions of this Lease beyond applicable notice and cure periods.

27. TENANT’S SELF-HELP RIGHTS

A. Subject to the provisions of this Article 27, except in the event of a fire, casualty or condemnation (for which the provisions of Articles 15 and/or Article 16 of this Lease shall apply), if Landlord fails to make any repair or provide any service which Landlord is obligated to perform or provide under this Lease, and such failure by Landlord is not the result of a Tenant Omission or Unavoidable Delay, Tenant shall have the right (but not the obligation) to perform and fulfill Landlord’s obligation with respect thereto in accordance with the provisions of this Article 27. The extent of the work performed by Tenant in curing any such Landlord default shall not exceed the work that is reasonably necessary to effectuate such remedy and the cost of such work shall be reasonable under the circumstances. Notwithstanding anything to the contrary contained herein, Tenant shall not be entitled to cure any default of Landlord if (i) such cure requires access to the premises of other tenants or occupants of the Building, or (ii) the performance of such cure would require access to Building Equipment that services tenants other than Tenant or in addition to Tenant or would impair or disrupt services to the tenants of the Building. The defaults of Landlord that Tenant is permitted to cure in accordance with the provisions of this Section 27.A are hereinafter referred to as “Self-Help Items.”

B. If Tenant believes that Landlord has failed to perform any Self-Help Item as required by this Lease and the first sentence of Section 27.A hereof, then Tenant may give Landlord a notice (herein called a “Self-Help Notice”) of Tenant’s intention to perform such Self-Help Item on Landlord’s behalf, which Self-Help Notice shall contain a statement in bold type and capital letters at the top of such Self-Help Notice and on the envelope containing such Self-Help Notice stating “THIS IS A TIME SENSITIVE SELF-HELP NOTICE AND LANDLORD SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED” as a condition to the effectiveness thereof. If, within ten (10) days after its receipt of such Self-Help Notice, Landlord fails to either (i) commence (and thereafter continue to diligently perform) the cure of such Self-Help Item or (ii) give a notice to Tenant, which in good faith disputes Tenant’s right to perform the cure of such Self-Help Item pursuant to the terms of this Article 27 and submits such dispute to an Expedited Arbitration Proceeding, Tenant shall have the right, but not the obligation, to commence and thereafter diligently prosecute the cure of such Self-Help Item in accordance with the provisions of this Article 27 at any time thereafter, but prior to the date on which Landlord commences to cure such Self-Help Item. Upon completion of the cure of such Self-Help Item, as provided herein, by Tenant, Tenant shall give notice thereof (the “Self-Help Item Completion Notice”) to Landlord, together with a copy of paid invoices setting forth the reasonable out-of-pocket costs and expenses incurred by Tenant to complete such Self-Help Item (herein called the “Self-Help Amount”). Landlord shall reimburse Tenant the Self-Help Amount, plus interest accruing thereon at the Interest Rate from the date of payment by Tenant until reimbursed in full to

Tenant, within thirty (30) days after receipt of the Self-Help Item Completion Notice. If Landlord fails to reimburse Tenant the Self-Help Amount, together with the interest earned thereon, then Tenant shall have the right to offset such amount against twenty-five (25%) percent of each of the next installments of Fixed Rent coming due hereunder until such sums are recouped.

C. Tenant shall diligently prosecute any Self-Help Item to completion in accordance with all applicable Legal Requirements.

28. LANDLORD’S REMEDIES CUMULATIVE

All of the rights, powers and remedies of Landlord provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise, shall be deemed to be separate, distinct, cumulative and concurrent. No one or more of such rights, powers or remedies, nor any mention of reference to any one or more of them in this Lease, shall be deemed to be in the exclusion of, or a waiver of, any other rights, powers or remedies provided for in this Lease, or now or hereafter existing at law or in equity, or by statute or otherwise. The exercise or enforcement by Landlord of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise or enforcement by Landlord of any or all of such other rights, powers or remedies.

29. ESTOPPEL CERTIFICATES

Tenant, within fifteen (15) days after request of Landlord, shall execute, acknowledge and deliver to Landlord, promptly upon request, a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect, as modified, and identifying the modifications); (b) the dates to which Rent has been paid; (c) whether or not there is any existing default by Landlord or, to the best of its knowledge, Tenant with respect to which a notice of default has been delivered, and if there is any such default, specifying the nature and extent thereof; (d) whether or not there are any setoffs, defenses or counterclaims against the enforcement of any term, covenant or condition of this Lease, and (e) any other items requested by Landlord. Any such certificate may be relied upon by any prospective purchaser or mortgagee of the Demised Premises or any part thereof. Landlord agrees to furnish from time to time, within fifteen (15) days after request by Tenant, but not more than once in any twelve month period, an estoppel certificate signed by Landlord addressed to such party as Tenant requests, confirming and containing such factual certifications and representations relating to this Lease as may be reasonably requested.

30. ASSIGNMENT AND SUBLETTING

A. Tenant expressly covenants that, except as otherwise expressly provided herein, Tenant shall not voluntarily or involuntarily assign, encumber, mortgage or otherwise transfer this Lease, or sublet the Demised Premises or any part thereof, or suffer or permit the Demised Premises or any part thereof to be used or occupied by others, by operation of law or otherwise, without the prior written consent of Landlord in each instance. Absent such consent, any act or instrument purporting to do any of the foregoing shall be null and void.

B. Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or subletting by Tenant of all or any portion of the Premises. At least thirty (30) days prior to any proposed assignment or subletting for which Landlord’s consent is required, Tenant shall submit to Landlord a statement (the “Sublease/Assignment Notice”) containing the name and address of the proposed assignee or subtenant and all of the principal terms and conditions of the proposed assignment or subletting including, but not limited to, the proposed commencement and expiration dates of the term of the sublease, the nature of the proposed assignee’s or subtenant’s business, and such financial and other information with respect to the proposed assignee or subtenant as Landlord may reasonably request. If Landlord fails to respond to the Sublease/Assignment Notice on or prior to the expiration of such thirty (30) day period, then Tenant may send to Landlord a second (2nd) notice (“Second Sublease Notice”) that states in bold type capital letters “IF LANDLORD FAILS TO RESPOND TO THIS SUBLEASE NOTICE, WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS SECOND SUBLEASE NOTICE, THEN LANDLORD’S CONSENT SHALL BE DEEMED GIVEN” and if Landlord fails to respond to the Sublease Notice within five (5) Business Days after Landlord’s receipt of such Second Sublease Notice, then Landlord’s consent to the assignment or sublease that is the subject of such Second Sublease Notice shall be deemed granted. If Tenant fails to consummate a sublease or assignment that is at least equal to the aggregate economic terms set forth in the Sublease Notice and on other material terms that are not materially less favorable to Tenant than the terms set forth in the Sublease/Assignment Notice within one hundred eighty (180) days after Landlord has granted, or is deemed to have granted, Landlord’s consent to the proposed assignment or sublease, then, before entering into any assignment or sublease, Tenant must again comply with the provisions of this Section 30.B. Landlord shall not be deemed unreasonable in withholding its consent to any sublease or assignment if:

(i) a purpose for which the proposed subtenant or assignee intends to use the Premises is a use not permitted and contemplated by this Lease;

(ii) the proposed occupancy shall impose an extra burden upon the Building’s mechanical, electric, sanitary, plumbing, utility or other service systems or the Building services;

(iii) the proposed sublease shall not prohibit any further assignment or subletting without consent of Landlord which consent shall not be unreasonably withheld as provided herein;

(iv) Tenant shall not reimburse Landlord for any reasonable costs that may be incurred by Landlord in connection with said sublease or assignment, including reasonable attorneys’ fees and disbursements, the costs of making investigations as to the acceptability of a proposed subtenant or assignee and the preparation and review of any documents relating to such transaction (not to exceed $3,500, as increased by the Increase in CPI);

(v) the proposed subtenant or assignee shall be entitled, directly or indirectly, to diplomatic or sovereign immunity or shall not be subject to the service of process in, and the jurisdiction of the courts of the State of New York; or

(vi) the proposed subtenant or assignee (or any principal or officer thereof) has been convicted of any felony.

In no event shall it be reasonable for Landlord to condition its consent on receiving (i) an increase in the rent payable under this Lease, (ii) an increase in the security deposit or (iii) an increase in scope of the guaranty

C. (i) The Sublease Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option (x) terminate this Lease (if the proposed transaction is an assignment or a sublease of 50% or more of the Premises), or (y) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of less than 50% of the Premises other than a sublease referred to in Section 30.G below). Said option may be exercised by Landlord by notice to Tenant at any time within 30 days after such notice has been given by Tenant to Landlord; and during such 30 day period Tenant shall not assign this Lease or sublet such space to any person. Landlord’s failure to notify Tenant that it is exercising any of the options set forth in this Section 30.C within such 30 day period shall be deemed a waiver of Landlord’s rights to exercise such options.

(ii) If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all of the Premises, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Fixed Rent and Additional Rent shall be paid and apportioned to such date.

(iii) If Landlord exercises its option to terminate this Lease in part, in any case where Tenant desires to sublet part of the Premises, then, (a) this Lease shall end and expire with respect to such part of the Premises on the date that the proposed sublease was to commence; and (b) from and after such date the Fixed Rent and Additional Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises.

D. (i) In addition, in the event Landlord exercises its option to terminate this Lease as provided above, Landlord shall have the right to lease the Premises to Tenant’s proposed assignee or sublessee without any liability or obligation to Tenant.

E. If Tenant shall enter into any sublease or assignment permitted hereunder and consented to by Landlord, other than a sublease or an assignment pursuant to Section 30.G below, Tenant shall, within sixty (60) days after the effective date of such assignment or sublease, deliver to Landlord, a complete list of Tenant’s direct, actual, third party expenses to be paid in connection therewith, including, without limitation, advertising costs, legal fees, brokerage commissions, the cost of alterations to prepare the Demised Premises for such subletting or assignment together with work allowances and free rent (together, “Property Costs”). In consideration of such assignment or subletting, Tenant shall pay to Landlord, as Additional Rent hereunder:

(i) In the case of a sublease, on the first day of each month of the remaining Term (as and when received by Tenant), 50% of any consideration paid under the sublease, or otherwise, to Tenant or any affiliate of Tenant by the subtenant which exceeds, on a per square foot basis, Fixed Rent hereunder and Additional Rent pursuant to Article 8 hereof paid by Tenant to Landlord during the preceding month for which the said consideration was paid (together with any sums paid for the sale or rental of Tenant’s Property less, in the case of Tenant’s Property, Tenant’s unamortized costs thereof, as set forth on a certified statement from Tenant, after first deducting Property Costs);

(ii) In the case of an assignment, as and when sums are received by Tenant, an amount equal to 50% of all sums and other consideration paid to Tenant or any affiliate of Tenant by the assignee for or by reason of such assignment, (including sums paid for the sale or rental of Tenant’s Property, less, in the case of Tenant’s Property, Tenant’s unamortized costs thereof, as set forth on a certified statement from Tenant, after first deducting Tenant’s Property Costs).

F. If this Lease is assigned, whether or not in violation of the terms of this Article 30, Landlord may collect Rent from the assignee after default by Tenant hereunder beyond the expiration of applicable notice, grace and/or cure periods. If the Demised Premises or any part thereof are sublet or occupied by anybody other than Tenant, Landlord, after any default by Tenant beyond the expiration of applicable notice, grace and/or cure periods, may collect rent from the subtenant or occupant, and apply the net amount collected to the Rent due hereunder. Such collection of rent by Landlord shall not be deemed a waiver of the provisions hereof, the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further observance and performance by Tenant of the terms, covenants and conditions of this Lease.

G. Notwithstanding anything contained herein to the contrary, the provisions of this Section 30.A, B, C or E above shall not apply (and Landlord’s consent shall not be required with respect to) to transactions with a corporation or other entity, including payment of any fees to Landlord and any profit sharing (1) into or with which Tenant is merged or consolidated or similar corporate action or (2) to which substantially all of Tenant’s assets or stock, or other interests are transferred, (3) to any entity or person(s) which controls, is controlled by, or is under common control with Tenant, (4) to any person or entity that acquires all the assets or stock of Tenant or the assets, stock or equity interest of any corporation or entity that controls, is controlled by, or is under common control with Tenant, or (5) in connection with the sale of (5) or more “SoulCycle” retail locations that include the location operating at the Demised Premises, so long as, in each of the foregoing instances such transfer was made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease. Tenant may also, upon prior notice to, but without the consent of Landlord, and without otherwise complying with the other provisions of this Article 30, permit any Affiliate to sublet all of the Premises for the Permitted Uses or to assign this Lease to any Affiliate. Such sublease or assignment shall not be deemed to relieve, release, impair or discharge any of Tenant’s, or any guarantor’s, obligations hereunder. In addition, notwithstanding anything to the contrary in this Lease, Landlord’s consent shall not be required in the event of (x) any issuance, sale or transfer of any capital stock, membership or any other ownership interests, including a controlling interest, in the entities, directly or indirectly (the “Parent Entities”) owning or controlling, at any time, Tenant or its successors or assigns, including without limitation, the issuance of capital stock through an offering registered with, is subject to review or consideration by, the Securities and Exchange Commission or other comparable body, or (y) any merger, consolidation, asset, equity or stock sale involving the Parent Entities. Furthermore, the transfer of shares of stock or other equity interests from or among the existing shareholders or owners or principals or the immediate family members or heirs of the principals of Tenant shall not be deemed an assignment of this Lease, provided such transfer was made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease. Any transfer pursuant to the provisions of this Section 30.G or 30L is hereinafter referred to as a “Permitted Transfer”.

H. The consent by Landlord to an assignment, encumbrance, transfer or subletting shall not in any way be deemed consent to any further assignment, encumbrance, transfer or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld, conditioned or delayed as provided in this Article 30, and each permitted sublease shall so provide in its terms. If Landlord consents to any assignment or sublease and the terms set forth in the Sublease Notice are changed, Landlord’s consent shall be deemed null and void and Tenant shall again obtain Landlord’s consent to the revised terms.

I. Upon receiving Landlord’s written consent, a duly executed copy of the sublease or assignment shall be delivered to Landlord within thirty (30) days after execution thereof. Any such sublease shall provide that the subtenant shall comply with all applicable terms, covenants and conditions of this Lease to be observed or performed by Tenant hereunder. Any such assignment shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be observed or performed by Tenant.

J. The joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, any guarantor of Tenant’s obligations hereunder, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released, or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, provided Tenant shall have no liability with respect to any modification to this Lease to which it has not consented. Further, the joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, any Guarantor of Tenant’s obligations hereunder, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released, or impaired in any respect by any assignment, subletting or other transfer.

K. Except to the extent set forth in Section 30.G above, the transfer of a majority of the issued and outstanding capital stock of any corporate tenant or subtenant of this Lease or of a majority of the total interest in any partnership or limited liability company tenant or subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease or of such sublease. The transfer of outstanding capital stock of any corporate tenant or subtenant, for purposes of this Article 30, shall not include a sale of such stock by persons effected through any “over the counter” market or recognized stock exchange.

L. Tenant may, without Landlord’s consent and without Landlord being entitled to share in profit but upon notice to Landlord, enter into license or concession agreements with licensees and concessionaires providing goods or services in connection with Tenant’s business, provided that (i) any use conducted by a licensee or concessionaire shall be within or complementary to the Permitted Use, (ii) such licensees and concessionaires may not, in the aggregate, occupy more than one thousand (1,000 square feet); and (iii) no separate entrances or demising walls are installed in connection with such license or concession. Such licensee or concessionaire shall be entitled to signage rights reasonably approved by Landlord.

31. SUBORDINATION AND ATTORNMENT

A. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all ground leases, overriding leases and underlying leases and/or grants or term of the Demised Premises in whole or in part now or hereafter existing and to all mortgages and building loan agreements and any condominium declaration and by-laws which may hereafter affect the Real Property and/or any of such leases, whether or not such mortgages and declaration shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders, consolidations and correlations of such mortgages and any and all amendments to any such declaration. The provisions of this paragraph shall be self-operative and no further instrument of subordination shall be required.

The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Section 31.A, are sometimes hereinafter called “superior leases” and the mortgages to which this Lease is, at the time referred to, subject and subordinate are sometimes hereinafter called “superior mortgages” and the lessor or its successor in interest at the time referred to is sometimes hereafter called a “lessor.”

B. If a lessor or mortgagee or any person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as landlord under this Lease. The provisions of this paragraph B are self-operative and require no further instruments to give effect thereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (1) evidencing such attornment, (2) setting forth the terms and conditions of Tenant’s tenancy, and (3) containing such other terms and conditions as may be required by such mortgagee or lessor, provided such other terms and conditions do not increase Tenant’s obligations or adversely affect Tenant’s rights under this Lease, in each case other than to a de minimis extent. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease.

C. Tenant agrees without further instruments of attornment in such case, to attorn to such lessor, to waive the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event such superior lease is terminated, and this Lease shall not be affected in any way whatsoever by any such proceeding or termination. Tenant shall take no steps to terminate this Lease, whether or not the superior lease be terminated, without giving written notice to such lessor or mortgagee, and a reasonable opportunity to cure (without such lessor or mortgage being obligated to cure), any default on the part of Landlord under this Lease (provided, the maximum period for such superior lessor or mortgagee to cure such default shall be 120 days from the date of its receipt of notice from Tenant). Notwithstanding anything to the contrary herein, Tenant shall attorn to the holder of any superior mortgage and Tenant shall have no right of offset or counterclaim to payment of any rent against the holder of any superior mortgage, except as expressly set forth in this Lease. Any reference to the holder of a superior mortgage hereinabove shall also include any of their respective successors in interest.

D. Tenant shall send to each mortgagee of any mortgage covering the Building or land or any part thereof (after notification of the identity of such mortgagee and the mailing address thereof) copies of all default notices that Tenant sends to Landlord; such notices to said mortgagee shall be sent concurrently with the sending of the notices to Landlord and in the same manner as notices are required to be sent pursuant to Article 44 hereof. Tenant will accept performance of any provision of this Lease by such mortgagee as performance by, and with the same force and effect as though performed by, Landlord. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (a) Tenant gives notice of such act or omission to Landlord and to each such mortgagee, and (b) a reasonable period of time for remedying such act or omission elapses following the time when such mortgagee becomes entitled under such mortgage to remedy same (which reasonable period shall in no event be less than the period to which Landlord is entitled under this Lease or otherwise, after similar notice, to effect such remedy and which reasonable period shall take into account such time as shall be required to institute and complete any foreclosure proceedings provided, the maximum period for such superior lessor or mortgagee to cure such default shall be 120 days from the date of its receipt of notice from Tenant.

E. Notwithstanding anything contained herein to the contrary, as a condition precedent to the subordination by Tenant referred to in subparagraph A above, to each future Mortgage and each future Superior Lease, Landlord shall obtain a subordination, non-disturbance and attornment agreement (“SNDA”) with respect to this Lease from the holder of any Superior Lease or Mortgage. Tenant agrees to attorn to the holder of such Superior Lease or Mortgage in accordance with the provisions of subparagraph B above and Tenant agrees to execute and deliver to the holder of such Superior Lease or Mortgage a subordination, non-disturbance and attornment agreement, limited, however, as hereinabove provided. For the purposes of this Lease, an SNDA shall be deemed to mean commercially reasonable agreement on the standard form of an institutional lender or mortgagee (with changes reasonably requested by Tenant) which is in recordable form and which provides, in substance that (i) so long as Tenant complies with all the terms, provisions and conditions of this Lease (i.e., is not in default thereunder beyond any applicable grace, notice and cure periods), any mortgagee or ground or other underlying lessor, as the case may be, in the exercise of its rights or remedies, shall not deprive Tenant of possession or the right of possession of the Premises during the term of this Lease, (ii) in the event of any foreclosure, sale under a power of sale, ground or other underlying lease termination or transfer in lieu of any of the foregoing or the exercise of any other remedy, as the case may be, this Lease shall automatically be preserved and become a direct lease between any fee owner or successor to Landlord’s interest, as Landlord, and Tenant, as if such fee owner or successor were the Landlord originally named hereunder and (iii) may contain such other terms and provisions as may be reasonably required by the holder of such Superior Lease or Mortgage. The terms of any executed SNDA shall supersede any conflicting provisions in this Article 31. Tenant agrees to execute and return the SNDA to Landlord, or give any comments to Landlord in compliance with the provisions of this subparagraph E within ten (10) business days after delivery to Tenant, of a form of SNDA.

F. Landlord agrees, subject to the provisions of this Section 31.F to use commercially reasonable efforts to obtain from the holder of the existing mortgage, an SNDA with respect to this Lease, in form reasonably acceptable to Tenant. If such SNDA is not delivered to Tenant within forty-five (45) days of the date hereof, Tenant shall have the right, within fifteen (15) days thereafter, time being of the essence, as to such fifteen (15) day period to terminate this Lease and the Retail Lease (but not just either Lease) on fifteen (15) days notice to the Landlord and if such SNDA is not obtained within such fifteen (15) day period, this Lease and the Retail Lease shall terminate and thereupon neither party shall have any further right or obligation to the other, except Landlord shall return to Tenant all the first month’s rent and security deposited hereunder. If Tenant fails to terminate this Lease prior to the expiration of such fifteen (15) day period, or Landlord delivers an SNDA within such fifteen (15) day period, this Lease shall continue in full force and effect and Tenant shall not have the right to terminate this Lease pursuant to this Section 31.F. Provided Landlord delivers an SNDA, Tenant agrees to execute and deliver to such holder such SNDA within ten (10) business days after delivery of the SNDA to Tenant.

G. Tenant agrees that this Lease may not be amended, in any material respect, without the consent of the holder of any mortgage encumbering the Demised Premises of which Tenant has been notified in writing.

32. CONDENSER WATER

Landlord shall furnish to Tenant Condenser Water, during the period when the outdoor temperature is above 65 degrees, to be connected to Tenant’s systems, and Tenant shall be required to install water regulating valves and thermometer wells at all equipment. In no event shall Tenant, as tenant under this Lease and as tenant under the Retail Lease connect more than 60 “Connected Tons” (as hereinafter defined) to service both the Premises and Retail Premises to Landlord’s condenser water system provided Tenant may at any time elect to connect less than 60 Connected Tons provided it notifies Landlord of same. As of the date Tenant connects the

Condenser Water to its air-conditioning unit, cooling system, or refrigeration equipment (the “Effective Date”), which Tenant agrees to install at its sole cost and expense, Tenant shall pay to Landlord a tap in fee of $0 per ton of the aggregate number of tons of air conditioning equipment and refrigeration equipment to be attached to Landlord’s condenser water system (“Connected Tons”) and in addition, the Additional Rent provided for herein and under the Retail Lease together shall be increased by an amount equal to the factor reached by multiplying the aggregate number of tons being actually used by Tenant for its air-conditioning, cooling and refrigeration equipment by $500.00, which equals the total per annum cost for Condenser Water (e.g. if Tenant’s annual usage is 60 tons, then its yearly cost would be 60 x $500.00 = $30,000), which Additional Rent shall be payable in equal monthly installments commencing on the Effective Date and thereafter on the first day of each calendar month during the Term. Said $500.00 shall increase by 3% cumulatively every three Lease Years. It is intended that Tenant shall in the aggregate under both this Lease and the Retail Lease be charged only for the actual tonnage used by Tenant in the Building. If the Effective Date is other than the first day of the month, the increase in the monthly installment of Rent for the first month in which the Effective Date occurs, payable by reason of this Article 32 shall be prorated for the period beginning on the Effective Date and ending on the last day of the month in which the Effective Date occurs.

33. CONVEYANCE BY LANDLORD; LIMITATION ON LIABILITY

A. If the original or any successor Landlord shall convey or otherwise dispose of the Real Property, such transferring Landlord shall thereupon be released from all obligations and liabilities of Landlord under this Lease (except those accruing prior to such conveyance or other disposition), and such obligations and liabilities shall be binding solely on the then Landlord under this Lease.

B. Notwithstanding anything contained in this Lease, at law or in equity to the contrary, it is expressly understood, acknowledged and agreed by Tenant that there shall at no time be or be construed as being any personal liability by or on the part of Landlord’s officers, directors, stockholders, partners, principals (disclosed or undisclosed) under or in respect of this Lease or in any wise related hereto or the Demised Premises; it being further understood, acknowledged and agreed that Tenant is accepting this Lease and the estate created hereby upon and subject to the understanding that it shall not enforce or seek to enforce any claim or judgment or any other matter, for money or otherwise, personally against Landlord or any officer, director, stockholder, partner, principal (disclosed or undisclosed), representative or agent of Landlord, but shall look solely to the equity of Landlord in the Real Property, and the proceeds of casualty insurance, condemnation awards and the net proceeds of sale of the Real Property, and not to any other assets of Landlord, for the satisfaction of any and all remedies or claims of Tenant in the event of any breach by Landlord of any of the terms, covenants or agreements to be performed by Landlord under this Lease or otherwise; such exculpation of any officer, director, stockholder, partner, principal (disclosed or undisclosed), representative or agent of Landlord from personal liability as set forth in this Section to be absolute, unconditional and without exception of any kind.

34. NO MERGER OF TITLE

There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Demised Premises by reason of the fact that the same person may own or hold (a) the leasehold estate created by this Lease or any interest therein, and (b) the fee estate in the Demised Premises or any interest in such fee estate. No such merger shall occur unless and until all persons having any interest in the leasehold estate created by this Lease, and in the fee estate in the Demised Premises, including, without limitation, the holder of any mortgage encumbering the Demised Premises, shall consent and join in a written instrument effecting such merger and shall duly record the same.

35. ACCEPTANCE OF SURRENDER

No modification, termination or surrender of this Lease or surrender of the Demised Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by any representative or agent of Landlord, other than such a written agreement and acceptance, shall constitute an acceptance thereof.

36. END OF TERM

Upon the Expiration Date, or earlier termination of the term of this Lease, Tenant shall quit, surrender and deliver to Landlord the Demised Premises in working order and condition, “broom clean”, ordinary wear and tear, damage by acts of God, and damage due to a casualty or condemnation, excepted and shall remove all Tenant’s Property therefrom.

Tenant acknowledges that possession of the Demised Premises must be surrendered to Landlord at the expiration or sooner termination of the term of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Demised Premises as aforesaid will be extremely substantial, may exceed the installments of the monthly annual Fixed Rent and Additional Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Demised Premises is not surrendered to Landlord on or before the expiration or sooner termination of the term of this Lease, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Demised Premises after the expiration or sooner termination of the term of this Lease, a sum equal to 150% of the monthly Fixed Rent which was payable under this Lease during the last month of the term hereof, for the first two months Tenant so holds over and 200% of the monthly Fixed Rent which was payable under this Lease during the last month of the term hereof thereafter, together with, in all instances, all Additional Rent which would otherwise have been payable hereunder had this Lease been extended. In addition, Tenant shall indemnify Landlord against all claims made by any succeeding tenant against Landlord founded upon delay by Landlord in delivering possession of the Premises to such succeeding tenant by more than 90 days, so far as such delay is occasioned by the failure of Tenant or any subtenant to so surrender the Demised Premises. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Demised Premises after the expiration or sooner termination of the term of this Lease. The aforesaid provisions of this paragraph shall survive the expiration or sooner termination of the term of this Lease.

In addition to the foregoing, should Landlord incur any expense in removing Tenant, any subtenant, or any other person holding by, through, or under Tenant or any subtenant, who has failed to so surrender the Demised Premises or any part thereof, Tenant shall reimburse Landlord for the reasonable cost and expense (including, without limitation, reasonable attorneys’ fees, disbursements and court costs) of removing such subtenant or such person.

37. INTENTIONALLY DELETED

38. BROKERAGE

Landlord and Tenant each represents and warrants to the other that such party has not dealt with any broker or finder in connection with the Demised Premises or this Lease other than Joseph J. Coffee (“Broker”). Landlord and Tenant each agree to indemnify and hold the other harmless from and against any and all commission, liability, claim, loss, damage or expense, including reasonable attorneys’ fees, arising from any claims for brokerage or any other fee or commission by any person, other than the Broker with whom such party has dealt. Landlord agrees to pay any commission due to Broker pursuant to a separate agreement.

39. HAZARDOUS MATERIALS

A. Tenant shall not use or suffer the Demised Premises to be used in any manner so as to create an environmental violation or hazard, nor shall Tenant cause or suffer to be caused any chemical contamination or discharge of a substance of any nature which is noxious, offensive or harmful or which under any law, rule or regulation of any governmental authority having jurisdiction constitutes a hazardous substance or hazardous waste.

B. Tenant shall also immediately notify Landlord in writing of any environmental concerns of which Tenant is or becomes aware and which are raised by any private party or government agency with regard to Tenant’s business or the Demised Premises. Tenant shall also notify Landlord immediately of any hazardous waste spills at the Demised Premises and of any other hazardous waste or substances of which Tenant becomes aware.

C. Not in limitation of the generality of the foregoing, but as additional covenants, Tenant specifically agrees that (i) Tenant shall not generate, manufacture, refine, transport, treat, store, handle, dispose or otherwise deal with any Hazardous Materials as now or hereafter defined by applicable Legal Requirements, other than customary office and cleaning supplies, and then only in accordance with all Legal Requirements; and (ii) Tenant shall defend, indemnify and hold Landlord harmless against any liability, loss, cost or expense, including reasonable attorneys’ fees and costs (whether or not legal action has been instituted) incurred by reason of the existence of any Hazardous Materials or any failure by Tenant to comply with any environmental law now or hereafter in effect.

D. As used herein, the term “Hazardous Materials” means and includes all potentially hazardous materials, including without limitation radon, harmful radiation, asbestos, and asbestos containing materials. “Hazardous Materials” shall not include chemicals customarily used in ordinary cleaning and for extermination and stored and used in accordance with Legal Requirements.

E. Tenant covenants and agrees that at any and all times during the Term it shall be responsible for compliance with any federal, state, county, local, or municipal law (including without limitation Local Law 76, as same now exists or may hereafter be amended, if the Building is located in New York City), statute, ordinance, code, regulation or administrative recommendation pertaining to Hazardous Materials introduced to the Demised Premises by Tenant, its agents, employees, contractors, licensees and invitees. Tenant shall, at its sole cost and expense, undertake any and all steps which may be required for compliance as aforesaid. In addition, Tenant shall be solely responsible for restoring and repairing any damage to the Demised Premises caused by or resulting from such compliance.

F. Tenant shall indemnify and save harmless the Landlord, Landlord’s agents, servants and employees, from and against all claims and demands whether for injuries to persons or loss of life, or damage to property, related to or arising in any manner whatsoever out of the clean-up, removal and/or encapsulation of Hazardous Materials to the extent the release of which is introduced by Tenant, its agents, contractors, employees, servants, invitees and licensees. In the event Landlord shall, as a result of Tenant’s failure to comply with any Legal Requirement for which it is responsible hereunder, be made a party to any litigation or administrative proceedings commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and the reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation.

G. Notwithstanding anything herein to the contrary, Tenant shall file no documents or take any other action under this Article without Landlord’s prior written approval thereof, not to be unreasonably withheld, conditioned or delayed in accordance with the provisions of this Lease and Landlord shall also have the right to file such documents or take such action instead or on behalf of Tenant (but still at Tenant’s sole cost and expense), and Tenant shall cooperate with Landlord in so doing. Tenant shall also (i) furnish Landlord with copies of any documents filed by Tenant pursuant to any environmental law; (ii) permit Landlord to be present at any inspection, on or off site, and at any meetings of government environmental officials; and (iii) provide Landlord with an inventory of materials and substances dealt with by Tenant at the Demised Premises, as well as any additional information available to Tenant for government filings or determinations as to whether there has been compliance with an environmental law.

H. Landlord shall also have the right to enter the Demised Premises at any time to conduct tests to discover the facts of any alleged or potential environmental problem, provided the conducting of such tests does not unreasonably interfere with Tenant’s business.

I. In the event Tenant fails to comply as aforesaid with the clean-up, removal, and/or encapsulation of Hazardous Materials when so required within the period of time permitted or promulgated, then in such event Landlord may, but shall not be obligated to, undertake said work. Should Landlord undertake said work required by Tenant as aforesaid, then in such event, Landlord shall render a statement to Tenant for the cost and expense of undertaking said work which statement shall be paid by Tenant as Additional Rent within ten (10) days of receipt thereof. Failure of Tenant to undertake compliance as aforesaid shall constitute a material default under this Lease for which Landlord shall have all rights and remedies, including without limitation the right to terminate this Lease and the right to hold Tenant responsible for the entire cost of compliance as aforesaid and for all of Landlord’s damages resulting from Tenant’s failure to so comply.

J. The provisions of this Article shall survive the expiration or earlier termination of this Lease, and the Tenant shall require any permitted assignee or sublessee of the Demised Premises to agree (i) expressly in writing to comply with all the provisions of this paragraph.

K. Landlord agrees that to the extent any Hazardous Substances are present in, at, on or about the Premises as of the Commencement Date, Landlord shall be responsible for removing or otherwise remediating such Hazardous Substances as required by, and in full compliance with, all Environmental Laws at no cost to Tenant, and Rent shall abate for any period that Tenant is delayed from opening for business due to the presence or remediation of Hazardous Substances (in addition to the free rent period). Landlord also agrees to indemnify, defend and hold harmless Tenant from and against any and all loss, claims, liability costs and expenses (including court costs and attorney’s fees) incurred by Tenant as a result of the existence of any Hazardous Substances in, on, about or under the Premises except to the extent such Hazardous Substances were introduced by Tenant, its agents, contractors, employees, servants, invitees and licensees

40. CHEMICAL WASTE

Tenant agrees that Tenant shall not pour or otherwise dispose of any chemical, chemical waste, chemical by-products, or other such material, through the drainage (plumbing) system of the Demised Premises other than customary cleaning fluids. This covenant by Tenant is a material inducement to Landlord to enter into this Lease, and without such inducement, Tenant acknowledges that Landlord would not have entered into this Lease agreement. Accordingly, Tenant’s breach of this agreement shall be deemed a material default under this Lease, entitling Landlord to exercise any and all of its rights for Tenant’s default.

41. SERVICES

A. If there now is or shall be installed in the Building a “sprinkler system,” and such system or any of its appliances shall be damaged or injured or not in proper working order by reason of any act or omission of Tenant, Tenant’s agents, servants, employees, licensees or visitors (while in the Premises), Tenant shall forthwith restore the same to good working condition at its own expense; and if the New York Board of Fire Underwriters or the New York Fire Insurance Rating Organization or any bureau, department or official of the state or city government, shall require that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s particular business, or the locations of the partitions, trade fixtures, or other contents of the Premises (as opposed to a building wide sprinkler requirement which shall be Landlord’s obligation) Tenant shall, at Tenant’s expense, promptly make and supply such changes, repairs, modifications, alterations, additional sprinkler heads or other equipment, whether the work involved shall be structural or non-structural in nature.

B. As part of Tenant’s Work, Tenant shall install a hot water heater to supply hot water to the Premises.

C. (i) After stubbing electric capacity to the Premises as required as part of Landlord’s Work, subject to the provisions of this Section 41.C, Landlord shall provide electricity to the Premises through the existing electrical system of the Building for reasonable use for Tenant’s use. Landlord shall not be liable to Tenant for any failure, defect or interruption of electric service for any reason. Tenant’s use of electricity in the Premises shall not at any time exceed the load set forth in Tenant’s load letter and Tenant shall not overload any component of such system. Tenant shall, at Tenant’s expense, furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Premises. Landlord shall select (and may from time to time change) the utility or other supplier providing electricity to the Building and the Premises. Tenant shall comply with all rules, regulations and other requirements of the utility or other supplier.

(ii) Landlord has elected to submeter the electricity provided to the Premises. Tenant shall pay to Landlord for Tenant’s electricity usage, for any submeter billing period, within 30 days following Tenant’s receipt of Landlord’s statement, as Additional Rent, the sum of (A) an amount determined by applying Tenant’s consumption of and demand for electricity as measured by the submeter to the rate schedule pursuant to which Landlord purchases electricity for the Building (“Base Electric Charge”), and (B) Landlord’s actual out of pocket costs for reading the submeter (with no mark-up or administrative charge). If more than one submeter measures Tenant’s electricity, the electricity supplied through each submeter may be computed and billed separately in accordance with this Section. The Base Electric Charge billed by Landlord shall be binding on Tenant unless Tenant disputes such charge within one hundred twenty (120) days of the receipt of a bill therefor and sets forth the reasons for Tenant’s dispute. Landlord shall provide Tenant with back-up documentation for Landlord’s bills for electricity.

(iii) Landlord may at any time, by at least thirty (30) days notice to Tenant, elect to discontinue providing electricity to the Premises (including the electricity for all components, serving only the Premises, of the Building’s heating, ventilating and air- conditioning systems). If Landlord gives that notice this Lease shall continue in full force and effect unaffected thereby, except that (a) Tenant shall, at Tenant’s expense, diligently arrange to obtain electricity from the utility or other supplier providing electricity to the Building by means of the existing Building electrical system to the extent it is available, suitable and safe for such purpose, as reasonably determined by Landlord, and (b) from and after the date Tenant receives electricity from the utility or other supplier, Landlord shall not be required to provide electricity to the Premises.

(iv) If any tax or other charge is imposed on Landlord’s receipt of Rent under this Article, Tenant shall pay such tax or other charge to Landlord within 30 days following receipt of Landlord’s statement, and Landlord shall remit same to the appropriate Authority.

(v) Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements.

(vi) Tenant shall not make or perform or permit the making or performing of, any alterations to wiring installations or other electrical facilities in or serving the Premises without the prior written consent of Landlord in each instance. Should Landlord grant any such consent, all additional risers or other equipment required therefore shall be installed by Landlord and the reasonable cost thereof shall be paid by Tenant, as additional rent, upon Landlord’s demand.

D. Air conditioning shall be furnished to the demised premises through new air conditioning unit(s)which shall service only the demised premises (“A/C”) installed by Landlord as part of Landlord’s Work. Tenant shall maintain the AC unit(s) in good working order during the Term of this Lease. Tenant agrees that it shall maintain, throughout the Term of this Lease a maintenance and repair contract with a contractor reasonably approved by Landlord, which shall include preventive maintenance and parts replacements whether ordinary or extraordinary in nature (the “Service Contract”) for all A/C unit(s) serving the Premises. Upon the expiration or earlier termination of this Lease, all air-conditioning units in the demised premises, shall be deemed the property of the Landlord.

E. (i) As part of Tenant’s Work hereunder, Tenant shall install water meters or submeters, to thereby measure Tenant’s hot and cold water consumption for all purposes, but Tenant shall make all deposits for water servicing the Premises.

(ii) Throughout the duration of Tenant’s occupancy (a) Tenant shall keep the meters, submeters and installation equipment to which reference is made in subsections B and C of this Article 41 in working order and repair, at Tenant’s own cost and expense (unless caused by the negligence or willful misconduct of Landlord or its agents), in default of which Landlord may, on fifteen (15) days’ notice to Tenant, cause such meters and equipment to be replaced or repaired and collect the cost thereof from Tenant; and (b) Tenant shall pay to Landlord, as Additional Rent, the cost of water consumed (and attendant sewer charges), as shown on said meters and submeters, together with, if a submeter, the cost of reading the submeter, within fifteen (15) days after bills are rendered. All charges to Tenant based upon actual consumption as shown on a submeter shall be charged to Tenant at the same rate Landlord purchases water from the water company servicing the Building (with no mark-up or administrative charges). Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes hereinabove stated shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such. Independently of and in addition to any of the remedies reserved to Landlord hereinabove or elsewhere in this Lease, Landlord may sue for and collect any monies to be paid by Tenant or paid by Landlord for any of the reasons or purposes hereinabove set forth. Tenant’s obligations to pay such electric, water and sewer charges, and/or to reimburse Landlord for the payment of same, shall survive the Expiration Date or sooner termination of this Lease.

(iii) Landlord shall not be liable to Tenant in any way for any claims, damages, costs or expenses, directly or indirectly incurred, resulting from any use, interruption, curtailment or failure, or defect in the supply of any service provided under this Article 41 furnished to the Premises by reason of any requirement, act or omission of Landlord or of others for any other reason except Landlord’s negligence or willful misconduct or that of its agents.

F. Landlord reserves the right to stop service of the mechanical, electric, sanitary, plumbing, utility and other service systems, when necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements, decorations or improvements in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business in exercising its rights under this Section. Except as otherwise expressly set forth in this Lease, Landlord shall have no responsibility or liability for interruption or curtailment in the supply of electric energy and/or water or for interruption, curtailment or failure to supply heat, ventilating and air-conditioning when prevented by exercising its right to stop service or by strikes, labor troubles or accidents or by any cause whatsoever reasonably beyond Landlord’s control, or by failure of any public utility or other company and the failure of independent contractors to perform or by laws, orders, rules or regulations of any Federal, state county or municipal authority, or failure of suitable fuel supply, or inability by exercise of reasonable diligence to obtain suitable fuel or by reason of governmental preemption in connection with a national emergency or by reasons of the conditions of supply and demand which have been or are affected by war or other emergency. Except as otherwise expressly set forth in this Lease, the exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience, lost business or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

G. In the event of any conflict between the provisions of this Article 41 and Exhibit F, the provisions of Exhibit F shall be paramount and prevail.

42. VAULT SPACE

Any vaults, vault space or other space outside the boundaries of the Real Property (a “Vault”), notwithstanding anything contained in this Lease to the contrary, or indicated on any sketch, blueprint or plan are not included in the Premises except that any and all obligations of Tenant and restrictions applicable to the Premises shall apply to the Vault except as may be otherwise set forth herein. Landlord makes no representation as to the location of the boundaries of the Real Property except that there is no Vault comprising any portion of the Premises. All Vaults which Tenant may be permitted to use or occupy are being used without consideration and are to be used or occupied under a revocable license, and if any such license shall be revoked by Landlord at any time, or if the amount of such space shall be diminished or required by any Federal, State or Municipal authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any governmental authority for any such Vaults, vault space or other space shall be paid by Tenant at least 30 days prior to its due date. Tenant’s use of any Vault is at Tenant’s sole risk and Landlord shall have no obligation for the condition or maintenance thereof or otherwise, which maintenance and obligations, whether structural or non-structural shall be Tenant’s sole responsibility. Landlord may, in its discretion, designate substitute Vault areas for Tenant’s use at any time and for any or no reason, upon ten (10) days’ notice to Tenant and in such event Tenant shall immediately vacate the Vault areas.

43. DEFINITIONS

For purposes of this Lease, the following terms shall have the meanings indicated:

“Affiliate” – shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

“Alterations” — shall mean the making or performance of any alterations, installations, improvements, additions or other physical changes, including, but not limited to, a water-cooler, an air-conditioning unit or cooling system or part thereof or other apparatus of like or other nature, in or about the Premises.

“Building Equipment” — shall mean all machinery, equipment, fixtures and systems now or hereafter attached to or used in connection with the operation or maintenance of the Building, including, without limitation, all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning, fire prevention, refrigeration, ventilating, air cooling, air conditioning and elevator equipment, and any and all renewals and replacements; Building Equipment does not include Tenant’s Property or equipment/leasehold improvements installed by Tenant and property of other tenants, contractors servicing the Building or any public utility company or governmental agency or body.

“Commencement Date” — as defined in Article 1.

“Control” — shall mean (i) the ownership, directly or indirectly, of more than fifty (50%) percent of the voting stock of a corporation, or (ii) in the case of any Person which is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction over the management and policies of such Person.

“CPI” — shall mean the “Consumer Price Index for all Urban Consumers” (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor, New York, Northeastern New Jersey - Long Island, NY - NJ - CT, all items. If the CPI shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the increase in the CPI shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics or, if the said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information reasonably selected by Landlord and reasonably acceptable to Tenant. If the CPI shall cease to be published, then there shall be substituted for the CPI such other index as Landlord shall reasonably designate, which is reasonably acceptable to Tenant.

“default” — any condition or event which constitutes, or which after notice or lapse of time or both would constitute an Event of Default.

“Demised Premises” or “Premises” — as defined in Article 1.

“DOB” — shall mean the City of New York Department of Buildings.

“Event of Default” — as defined in Article 19.

“Fixed Rent” — as defined in Article 2.

“Improvements” — The term “Improvements” shall include all buildings, fixtures, equipment and machinery now situate on or appurtenant to the Real Property other than Tenant’s Property.

“Increase in CPI” — shall mean the percentage increase in the CPI for the month in which the calculation of any increase occurs over the CPI for the month in which the Commencement Date occurred.

“Insurance Requirements” — all terms of any insurance policy covering or applicable to the Demised Premises or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters, or its successor or any other body exercising similar functions, applicable to or affecting the Demised Premises or any part thereof or any use or condition of the Demised Premises or any part thereof.

“interest” or “Interest” or “Interest Rate” shall mean a rate of interest equal to the lesser of (a) the rate as publicly announced from time to time by JPMorgan Chase Bank, N.A., as its “base”, “reference” or “prime” rate, plus four (4%) percent, or (b) the maximum rate of interest permitted to be paid under applicable law.

“Lease” — this Lease, as at the time amended, modified or supplemented.

“Lease Year” — shall mean a period of twelve (12) months, except that the first Lease Year shall commence on the Commencement Date and shall end twelve (12) months following the Rent Commencement Date, provided, if the Commencement Date is not the first day of a month, the first Lease Year shall end on the last day of the month in which the Rent Commencement Date occurs. Each Lease Year after the first Lease Year shall commence immediately subsequent to the prior Lease Year. The Lease Year commencing on the Commencement Date is referred to as the first Lease Year and each subsequent Lease Year shall be numbered consequently and referred to accordingly.

“Legal Requirements” — all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Demised Premises or any part thereof, or the Improvements now or hereafter located thereon, or the facilities or equipment therein, or any of the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways, or the appurtenances to the Demised Premises or the franchises and privileges connected therewith, or any use or condition of the Demised Premises or any part thereof. Legal Requirements shall include, without limitation, all requirements to be complied with pursuant to (i) any certificate of occupancy affecting the Demised Premises, and (ii) the New York City Landmark’s Preservation Commission and any similar or successor agency.

“Person” — an individual, a corporation, an association, a partnership, a joint venture, an organization, or other business entity, or a governmental or political unit or agency.

“Premises” — shall have the meaning set forth in Article 1, except that nothing contained therein shall be construed as a letting by Landlord to Tenant of (i) the exterior faces of exterior walls, except the storefront, (ii) the space below the underside of the cellar, if any, of the Premises, (iii) the land below the sub-base of the cellar, if any, or air rights above the Premises or the Building, (iv) the roof, or (v) the common areas and facilities of the Building. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all stairs, landings and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, pipes, conduits, duct work, air conditioning rooms, telephone rooms, fan rooms, heating, ventilating, air conditioning, plumbing, electrical conduits and other utilities and other mechanical facilities, service closets and other Building Equipment, elevator, elevator equipment and shafts and the use thereof, as well as access thereto through the Premises pursuant to Article 24 for the purposes of operation, decoration, cleaning, maintenance, safety, security, alteration and repair, are hereby reserved to Landlord, but subject to the provisions of this Lease.

“Real Property” — shall mean the tax lot or lots of which the Building is a part, and Building.

“Rent” — shall mean and be deemed to include Fixed Rent, any increases in Fixed Rent, all Additional Rent, and any other sums payable hereunder.

“Tenant’s Property” — all fixtures, machinery, apparatus, furniture, furnishings and other equipment and all temporary or auxiliary structures installed by or at the request of Tenant in or about the Demised Premises or any part thereof, which (a) are not used and are not procured for use, in whole or in part, in connection with the operation, maintenance or protection of the Demised Premises, and (b) are removable without damage to the Demised Premises.

“Term” — as defined in Article 2.

“Total Taking” — as defined in Article 16.

“Unavoidable Delays” — delays due to strikes, acts of God, governmental restrictions, enemy action, riot, civil commotion, fire, unavoidable casualty or other causes beyond the control of Tenant, provided that no delay shall be deemed an Unavoidable Delay if the Demised

Premises or any part thereof or interest therein or any Rent would be in any danger of being sold, forfeited, lost or interfered with, or if Landlord or Tenant would be in danger of incurring any civil or criminal liability for failure to perform the required act. Lack of funds shall not be deemed a cause beyond the control of Tenant.

44. NOTICES

All notices, demands, elections and other communications desired or required to be delivered or given under this Lease shall be in writing, and shall be deemed to have been delivered and given when delivered by hand, or on the third business day after the same have been mailed by first class registered or certified mail, postage prepaid, or by nationally recognized overnight courier for next business day delivery such as Federal Express Company, enclosed in a securely sealed envelope addressed to the party to which the same is to be delivered or given at such party’s address as set forth in this Lease, or at such other address as said party shall have designated in writing in accordance with this Article 44. A copy of all notices sent to Landlord shall be sent to Schiff Hardin LLP, 666 Fifth Avenue, New York, New York 10103, Attention: Ivan W. Moskowitz, Esq. A copy of all notices sent to Tenant shall be sent to Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, Attention: Samuel M. Walker, Esq.

45. SIGNS

A. Tenant shall not install any (i) storefront signs, awnings, canopies, flags, banners, laser lights, blade signs, marquees, exterior decorations and/or projections, or lettering on the storefront glass (including any changes thereto), or (ii) interior signage (including, without limitation, window signage within two feet of storefront windows (“Control Zone”) (other than professionally prepared interior signage within the Control Zone which is less than twelve inches (12” x 12”) in size which shall not require Landlord’s consent; provided further, Landlord’s consent shall not be required for interior signage which is outside the Control Zone if such interior signage is less than 4’ x 4’ in size and is consistent in quality and appearance with other Soul Cycle signage in its other New York City locations) or (iii) other signage which does not comply with the foregoing requirements (whether within or without the Control Zone) (together, “Signage”) unless, in each instance, (1) Landlord shall have approved Tenant’s plans (which approval shall not be unreasonably withheld) for the signage prior to the making of such installation, including, without limitation, as to quality, type, dimension, content, color, material, location, manner of installation and design and (2) Tenant shall have complied with all Legal Requirements. Landlord hereby approves the Signage shown on Exhibit H annexed hereto, subject to Landlord’s reasonable approval as to the construction, materials and method of attachment to the Building (unless the construction, material and/or method of attachment are shown on Exhibit H). Tenant shall remove immediately, after demand by Landlord, and as often as such demand shall be made, any Signage which Landlord has not granted its approval (where such approval is required under this Lease) and to which Landlord shall object. Tenant agrees to maintain all signs for which approval has been obtained as above provided (or where approval is not required) in a first-class condition and to maintain, repair, replace and/or renovate the same and Tenant also agrees to pay for all registration, permit or license fees required by applicable governmental authorities and exhibit to Landlord the paid receipts therefor within thirty (30) days after Landlord’s request. On default thereof beyond applicable notice and cure periods, Landlord may pay the same and Tenant shall reimburse Landlord for the costs incurred by Landlord, as Additional Rent, together with interest thereon, within fifteen (15) days after demand. Tenant shall, unless otherwise directed by Landlord in writing, at the expiration or termination of this Lease, remove all signs, lights or other forms of inscription so affixed or displayed and shall repair any damage to the Premises or to the Building caused by such affixing, display or removal. Except as set as shown on Exhibit H, all Tenant’s Signage on the exterior of the Building shall be located on the exterior of the Premises, and only on or above Tenant’s storefronts. The obligations of Tenant in this Section 45.A shall survive the expiration of this Lease.

B. Notwithstanding anything contained in Section 45.A above, Tenant shall not place in the windows or in any display or other area visible to public view from the outside of the Premises or otherwise in or about the Premises any paper or flashing, blinking, neon or animated sign or one which otherwise has variations in the intensity of illumination without consent of Landlord.

C. If Landlord shall deem it necessary to remove any sign in order to paint or to make repairs, alterations or improvements in or upon the Premises, Landlord shall have the right to do so upon reasonable advance notice and alternative signage provided by Landlord to Tenant at Landlord’s cost; provided, however, that in any such event Landlord agrees to use commercially reasonable efforts to expedite the performance of such work, in order to minimize the time that Tenant’s signs are removed from the sign bands of the Premises. On the expiration or sooner termination of the Term, Tenant shall (i) promptly remove all signs installed or displayed by Tenant, and (ii) promptly repair in a good and workmanlike manner in conformity with Legal Requirements and all applicable provisions of this Lease, all damage to the Building caused by such removal.

46. INABILITY TO PERFORM

This Lease and the obligation of Tenant to pay rent, and to perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no wise be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident or by any cause whatsoever reasonably beyond Landlord’s control, including but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any federal, state, county or municipal authority or any department or subdivision thereof or any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to perform such obligations as soon as reasonably practicable.

47. CERTIFICATE OF OCCUPANCY

Subject to Section 6.D(iv), Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy issued for the Premises or for the Building and, in the event that any department of the City of New York or State of New York shall hereafter at any time contend and/or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, Tenant shall, upon five (5) days’ written notice from Landlord, immediately discontinue such use of the Premises (except as provided in Section 6.D(iv)). Failure by Tenant to discontinue such use after such notice shall be considered a default in the fulfillment of a covenant of this Lease and Landlord shall have the right to terminate this Lease immediately, and in addition thereto shall have the right to exercise any and all rights, privileges and remedies given to Landlord by and pursuant to the provisions of Article 20 hereof or otherwise.

48. MISCELLANEOUS

All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Lease invalid, unenforceable or not entitled to be recorded under any applicable law.

This Lease (and all of the exhibits annexed hereto) shall be governed by the laws of the State of New York. Any action commenced in connection with this Lease shall be brought in the State or Federal Court sitting within the City, County and State of New York.

This Lease supersedes all prior agreements between Landlord and Tenant with respect to any of the space included within the Demised Premises.

This Lease is offered to Tenant for signature with the understanding that it shall not be binding unless and until the Lease is executed by Landlord and delivered to Tenant or its agent, attorney, or other authorized representative. By affixing his/her signature hereto, the signatory of any entity comprising Tenant and Landlord acknowledge that he/she has the full power and authority on behalf of Tenant and Landlord, respectfully, to execute, acknowledge and deliver this Lease and thereby doing so this Lease and all its covenants shall be valid, enforceable obligations of Tenant and Landlord, respectively.

This Lease contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and no representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party which is not set forth in this Agreement.

Tenant shall not record this Lease or any memorandum of lease, without the prior written consent of Landlord.

The receipt by Landlord of Rent, or payment by Tenant, with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the other party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be deemed to be other than on account of the earliest stipulated Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Under no condition shall Landlord be responsible for consequential, indirect or special damages. The headings in this Lease are for purposes of reference only and shall not limit or define the meaning hereof. This Lease may be executed in any number of counterparts, each of which is an original, but all of which shall constitute one instrument.

This Lease may be changed or modified only by an instrument in writing signed by the party against which enforcement of such change or modification is sought.

Tenant acknowledges and agrees that the Demised Premises do not include, and Landlord hereby expressly reserves to itself, any and all floor area development rights, air rights, use, bulk,

density or other development rights and any and all other rights or privileges, whether or not transferable, whether now existing or hereafter arising, whether under the Zoning Resolution of the City of New York or other laws, ordinances or regulations, to increase the size or volume of the Improvements or of any buildings or other structures located on other parcels of land (the foregoing rights and privileges being hereinafter collectively referred to as the “Development Rights”). Landlord, its successors, and assigns may, to the extent of its rights, if any, thereto, use, hold, encumber, sell, transfer, surrender, exchange, or otherwise dispose of or deal with the Development Rights as Landlord, its successors and assigns, in its and their sole and absolute discretion, may determine and Tenant agrees to execute any and all reasonable documents required to confirm the foregoing and subordinate the lease to any zoning lot declaration, agreement or zoning lot merger.

At the request of Landlord, Tenant shall allow an adjoining owner unaffiliated with Landlord desiring to excavate on its premises, or a municipality desiring to excavate a nearby street, to enter onto the Demised Premises and the Improvements and shore up a perimeter wall during such excavation provided (i) Tenant reasonably determines that such excavation will not unreasonably interfere with Tenant’s operation of its business and (ii) Tenant is to receive security (in amounts and form reasonably satisfactory to Tenant from the party initiating the excavation) with respect to any damage which may result thereby. Tenant shall, at Tenant’s own expense, repair, or cause to be repaired, any damage caused to any part of the Demised Premises and/or the improvements thereon because of any excavation, construction work, or other work of a similar nature that may be done on any property adjoining or adjacent to the Demised Premises, and Landlord hereby assigns to Tenant any and all rights to sue for and/or recover against such adjoining owners, or the parties causing such damages, the amounts expended or injuries sustained by Tenant because of the provisions of this Article 48 requiring Tenant to repair any damages sustained by such excavations, construction work, or other work.

Subject to Articles 30 and 33, this Lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

Tenant shall, and shall cause its employees, contractors, and invitees to, comply with the rules and regulations annexed hereto as Exhibit G and such reasonable changes therein (whether by modification, restatement, elimination or addition) as Landlord may make at any time or times hereafter and communicate to Tenant which will not materially adversely affect Tenant (the “Rules”). Landlord is not required to enforce the Rules against Tenant or any other tenant or occupant, their employees, contractors or invitees, and Landlord shall not be liable to Tenant for any violation of the Rules by another tenant or occupant or any of their employees, contractors or invitees, provided Landlord shall not enforce such rules in a manner which discriminates against Tenant. Landlord’s failure to enforce the Rules against Tenant or any other occupant of the Building shall not be considered a waiver of the Rules.

Prior to the Commencement Date, Tenant shall be permitted access to the Premises for the purposes of performing measurements at such times as may be reasonably designated by Landlord and provided the performance of Landlord’s Work is not adversely affected thereby. The performance of such work by Tenant shall not cause an acceleration of the Commencement Date or the Rent Commencement Date. Prior to such access, Tenant shall provide Landlord with evidence of the insurance required by this Lease.

Notwithstanding anything contained in this Lease, if as a result of (i) Landlord failing to provide a service (including interfering with any utility service to the Premises), perform a repair or comply with any laws, in each case if such service, repair or compliance is Landlord’s express obligation under this Lease, or (ii) Landlord exercising any of its other rights under this Lease, Tenant is unable to, and does not, conduct its business at the Premises in its customary manner (but specifically excluding any such condition resulting from fire, casualty, force majeure delays or any matters caused by a Tenant Omission), for a period of five (5) consecutive business days after notice thereof by Tenant to Landlord specifying the same, then, all Rent shall abate commencing on the sixth (6th) business day after such notice until the date on which the Tenant is able to conduct its business at the Premises in its customary manner.

Notwithstanding anything to the contrary contained in this lease, except with respect to the limited guaranty of SoulCycle Holdings, LLC, no direct or indirect member, shareholder, partner, principal, affiliate, employee, officer, director, agent or representative of Tenant shall have any personal liability under this lease and no judgment shall be sought, obtained or enforced against any such person or entity with respect thereto.

If either party retains an attorney to enforce this Lease, the prevailing party in any action brought thereon is entitled to recover reasonable attorneys’ fees.

Landlord hereby agrees to waive and release any and all right of distraint, levy or execution against Tenant’s Property for any Rent or Additional Rent or other sums due or to become due under this Lease, and all claims and demands of every kind against Tenant’s Property during the Term of this Lease so long as Tenant is not in default of its monetary or other material obligations hereunder beyond any applicable notice or cure periods. Nothing contained herein shall be deemed to prohibit Tenant from financing Tenant’s Property through equipment lease, conditional sales contract, chattel mortgage, or security agreement (any such financed Tenant’s Property, the “Financed FF&E”). If Tenant shall secure any financing, Landlord shall, within ten (10) days after request by Tenant and provided Tenant is not then in default of its monetary or other material obligations hereunder beyond any applicable notice or cure periods, execute and deliver to the party providing any such financing a waiver of any lien Landlord may have on such Financed FF&E, which waiver may authorize the party providing such financing as its assignee to enter upon the Premises and remove the Financed FF&E in question if Tenant defaults under the terms of any such security agreement. Any such security agreement shall expressly provide that the secured party will, in the event Tenant shall default hereunder, give Landlord not less than ten (10) days’ notice of such default before exercising its rights to remove any such Financed FF&E and all such equipment must be removed prior to the expiration or within twenty (20) days after the expiration or earlier termination of this Lease or the same shall be deemed abandoned.

In the event that Tenant obtains a final, non-appealable order or judgment on the merits, or an arbitration award, which determines that Landlord unreasonably withheld or delayed its approval with respect to any matter under this Lease requiring Landlord not to unreasonably withhold or delay its approval, then Landlord shall be deemed to have approved such disputed matter. In addition, Tenant may submit but shall not be required to submit such dispute to final and binding arbitration in the City of New York before a single arbitrator under the Expedited Procedures provisions of the Commercial Dispute Resolution Procedures of the American Arbitration Association (presently Sections E-1 through E-10).

Where Landlord’s consent or approval is required not to be unreasonably withheld or delayed, a demand for additional rent or modification of the terms of this Lease in connection with obtaining such consent or approval shall be deemed unreasonable.

49. SECURITY

A. Tenant shall deposit with Landlord on the signing of this Lease the sum of $48,276.62 in cash which sum shall be held as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord as herein provided. Landlord shall deposit the cash security deposit in an interest bearing account with interest accruing for the benefit of Tenant, less the one (1%) percent administrative fee allowed by law. Landlord will not increase the security deposit at any time

B. Upon an Event of Default, Landlord may apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s Event of Default including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the security so deposited, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full deposit on hand at all times during the Term. If Tenant shall refuse or fail to replenish the security deposit, then Landlord shall have the same rights in law and equity and under this Lease as it has with respect to a default by Tenant in the payment of Fixed Rent and Additional Rent pursuant to Article 20 hereof. The security shall be promptly returned to Tenant after the Expiration Date and after surrender of possession of the Premises to Landlord (net of any costs and expenses permitted to be deducted hereunder).

C. In the event of a sale or transfer of the Real Property or leasing of the Building, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security upon notice to Tenant of such transfer and the assumption of this Lease by the assignee; and Tenant shall look solely to the new landlord for the return of said security; the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. No interest shall be paid on the security deposited herein.

D. On the first day of each Lease Year, including, without limitation, on the first day of each Lease Year during any Renewal Term, and within thirty (30) days after notice, Tenant shall forthwith deposit with Landlord additional security so that the total security shall be equivalent to one month of the increased Fixed Rent then payable hereunder.

E. Any payment tendered to Landlord by Tenant shall, unless Landlord and Tenant shall otherwise agree, be applied to sums due pursuant to this Article 49 and thereafter on account of all other sums due and payable under this Lease, notwithstanding any statement or direction by Tenant to the contrary.

50. CROSS DEFAULT

Simultaneously with the execution hereof, Landlord and Tenant have executed and delivered a lease of even date for certain retail space in the Building (“Retail Lease”). Landlord and Tenant agree that a default by Tenant under the Retail Lease shall be a default by Tenant hereunder and that a default by Tenant hereunder shall be a default by Tenant under the Retail Lease.

[BALANCE OF PAGE INTENTIONALL LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first above written.

LANDLORD:

LF GREENWICH LLC

By:	/s/ Harlan Berger
Harlan Berger

TENANT:

SOULCYCLE 609 GREENWICH STREET, LLC

By:	/s/ Elizabeth Cutler
Elizabeth Cutler

EXHIBIT A

PREMISES

02 DEMISING PLAN - CELLAR

OFFICE

01 DEMISING PLAN - FIRST FLOOR

OFFICE

LEASE EXHIBIT	D1 - DEMISING PLAN - OFFICE	609 GREENWICH STREET NEW YORK, NY 10014	DATE: 08/21/12 SCALE: 1/16" = 1'-0"	103 Warren Street New York, NY 10007 (212) 787-7683

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT (this “Agreement”), made this      day of             ,         , by and between LF Greenwich LLC (“Landlord”) and SoulCycle 609 Greenwich Street, LLC (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into that certain Lease dated                      (the “Lease”) for premises located at 609 Greenwich Street, New York, New York; and

WHEREAS, Landlord and Tenant wish to set forth their agreement as to the commencement date of the Term of the Lease.

NOW, THEREFORE, in consideration of the Demised Premises as described in the Lease and the covenants set forth therein, Landlord and Tenant agree as follows:

1. The Initial Term of the lease commenced on             ,         .

2. The Initial Term of the lease shall expire on             , 20    .

3. Tenant has two (2) options of five (5) years which are to be exercised by the presentation of notice to Landlord by no later than                     .

4. The Rent Commencement Date under the lease is                     .

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

LF GREENWICH LLC

By:

TENANT:

SOULCYCLE 609 GREENWICH STREET, LLC

By:

EXHIBIT C

INTENTIONALLY DELETED

EXHIBIT D

INTENTIONALLY DELETED

EXHIBIT E

INTENTIONALLY DELETED

2

EXHIBIT F

Exhibit F – Landlord’s Work

Landlord will provide the following conditions and/or improvements to the Premises on or before the Turnover of Premise Date, except as set forth below:

A.	Preface:

1.	Premises will be in “as is condition”; ready for Tenant to obtain permits

2.	Premises shall be fully demolished and delivered in “broom swept” condition to include (but not limited to) the following:

Removal of all previous tenant’s installations of ceilings, walls, gates, furniture, fixtures, partitions, safes and other security installations, all carpeting, tiles and adhesives, exclusive of the existing common space bathrooms located on both the 1st and cellar floors whose removal will be by and at the sole cost of Tenant (Concrete floor will be ground down and finished with a clear coat sealer). The floor will be similar in appearance to that of the concrete floor on the 4th floor elevator lobby and Centaur Properties LLC office space), electrical, plumbing, HVAC (duct work will be removed from the floor space and the mechanical room) and securing and capping all unused plumbing at drains, abandoned and orphaned piping, ducting, conduit, exposed wiring (except fire alarm and necessary communications or security cable), fastening equipment or hardware and any other service-related equipment no longer in use from any prior Tenant. Following demolition, Landlord shall patch and finish any remaining holes (thru floor penetrations) to closely match the adjacent surface.

3.	All hazardous materials have been or will be abated from the site; Landlord shall deliver to Tenant an ACP-5 Certification within ten (10) days after Landlord receives NYC DOB Form PW1.

4.

The Landlord will provide the space free and clear of any violations still active on the Premises that are obstacles for the Tenant to obtain permits to commence construction and sign offs for the Premises. Prior to Tenant’s completion of its Alterations, to the extent required in order for the Tenant to obtain a temporary Certificate of Occupancy, Landlord shall clear all Building violations and cause all open pre-existing permit applications to be either withdrawn or signed off by the relevant city agency which would prevent Tenant from obtaining a temporary Certificate of Occupancy or renewing the same.

B.	Building Core and Shell Work:

1.	Shell

•	Building’s exterior/structure will be, weather tight and properly maintained. All existing leaks will be repaired.

2.	Exterior Work

•	Except as provided in Paragraph C4 below, Landlord shall deliver the exterior of the premises with a finished facade. A facade shall by constituted by (but not limited to) a uniform material appearance which is in keeping with the building as a whole, removal of any abandoned and orphaned piping, conduit, fasteners, markings or other appendages, incorporation of exterior lighting, and completion of repairs to the existing convenience ramp and railing approach. Landlord agrees to deliver plans of the proposed facade to Tenant for information purposes only and Tenant shall have the right to comment on the exterior design provided it is in a timely manner including (but not limited to) ramp and railing design, material appearance of the facade, exterior lighting but the final design and appearance shall be determined only by Landlord. Tenant agrees to file, represent and construct, at Tenant’s sole expense, any modification to the existing exterior ramp only to facilitate a new independent and dedicated entrance to Tenant’s Premises. Ramp railing and additional finish to be installed by Landlord at the Landlord’s expense, upon mutual agreement of configuration of exterior ramp and railing design, but not as a condition to the Commencement Date. Such work shall be completed by Landlord within sixty (60) days after finalization of the design and issuance of all necessary permits.

3.	Access

•	Tenant will have the use of the existing ramps and elevators, in their current “as is” condition, without any representation by Landlord.

4.	Core

•	Tenant may make use of the existing Fire/Life safety systems and include in their design adequate means of egress for Tenant’s occupancy loads and travel distances.

•

Within five days of the execution and delivery of the Lease, Tenant shall deliver to Landlord, Tenant’s layout, location and size of the proposed floor opening from the first floor to the basement level. Landlord and Tenant shall reasonably and promptly cooperate to finalize the location and size of the floor opening. Upon approval of the floor opening, Landlord to submit a formal cost estimate for all aspects of the work to include (but not limited to) engineering fees, filing and construction for Tenant review and approval prior to proceeding with the work, but not as a condition to the Commencement Date. Tenant shall approve or disapprove such cost estimate within ten (10) days of submission and, if disapproved, submit an alternative cost estimate upon a reputable contractor reasonably acceptable to Landlord. Tenant shall be responsible for all costs associated with the work, and shall reimburse Landlord for such costs within thirty (30) days after demand, based on the approved cost estimate. Upon mutual approval by Landlord and Tenant, Landlord shall perform all work to create a floor opening. Landlord agrees to complete such work within sixty (60) days of the approval of such costs and scope of work by Landlord and Tenant and issuance of all necessary permits.

5.	Demising Partitions

•	Per an agreed to location as noted on Exhibit A, 8/22/12, Leroy Street entry location. Landlord will provide a new glass and steel entry door using similar construction methods and materials as that of the existing first floor facade, within sixty (60) days of the Commencement Date, but not as a condition to the Commencement Date. See Exhibit A.

•	Landlord to construct interior demising walls per on agreed to location (as noted on Exhibit A).

C.	Building Utility Systems Serving the Premises

1.	A/C

•	Landlord shall furnish and install new air conditioning unit(s) (similar in type, size and design, replacing those in existence), in the same location as the existing A/C unit, which shall service only the demised premises but including the supers office and common areas of the lower level (A/C). Landlord agrees to furnish Tenant Condenser Water to feed said units at a cost referred to in the lease. Tenant will at its sole cost have the right to install supplemental air conditioning units to service the retail studio space independently.

•	Tenant requires (25) Tons of cooling for the basement and (35) Tons of cooling for the first floor. Such work shall be completed by Landlord within sixty (60) days after finalization of the design and issuance of all necessary permits.

•	Landlord shall install additional HVAC requirements upon request of Tenant and Tenant shall reimburse Landlord for additional costs within thirty (30) days after demand. Such work shall be completed by Landlord within sixty (60) days alter finalization of the design and issuance of all necessary permits.

•	Distribution and duct work by Tenant.

•	Landlord will allow access to the Building’s existing fire alarm system for Tenant to interface. As shown on Tenant’s approved plans, Tenant may modify as required at Tenant’s sole expense.

•	The systems will operate 7 days per week and in accordance with the Tenant’s business hours. Cooling is to be provided year-round at the retail space. There shall be no after hour charges.

2.	Electrical

•	Landlord shall provide on the ground floor, at a location closest to the point of origin, to be determined within five (5) days of execution of this Lease and to be mutually agreed upon, submetered (or direct metered) 800 Amps, 3-phase, 4-wire utility service at 120/208 volts (inclusive of HVAC), provided Tenant delivers load letter to verify service required. Tenant requires on the lower level (cellar) floor, an additional submetered (or direct metered) 600 Amps 3-phase, 4-wire utility service at 120/208 volts (inclusive of HVAC), at a location closest to the point of origin to be determined within five (5) days of execution of this Lease, and to be mutually agreed upon, provided Tenant delivers load letter to verify service required. Landlord shall be responsible for any work associated with separating the electric system from the adjacent Tenant (including meters).

3.	Fire Protection

•	Fire Alarm - Landlord to provide base building panel and command center which Tenant may modify at its sole expense in order to accommodate Tenant’s devices. Devices and associated wiring and programming to Landlord panel by Tenant, at Tenant’s sole cost and expense.

•	Sprinkler System - Landlord to provide the space with an existing sprinkler system, which Tenant may modify at its sole expense.

4.	Plumbing

•	Tenant to install new 2” separately metered or submetered cold water service.

•	Tenant to install separately metered 2.5” gas service.

•	Landlord to allow for Tenant access for flues as well as shaft space and or louvers for air to domestic hot water heaters, boilers and dryer vents. Landlord shall have the right to approve the amount of and location of space used by Tenant and at all times will reserve the right to maintain space for Landlord future needs. Landlord shall allow Tenant to use the existing louver(s) on the Greenwich Street exterior facade within Tenant’s space for fresh air or exhaust as may be permitted by Legal Requirements, however, should the louver be in conflict with Tenant’s new floor opening, Landlord will close the louver opening but Tenant will be responsible, at its sole cost, to provide for its alternate fresh air or exhaust.

•	Tenant requires connection to existing 6” sanitary waste line, at location to be mutually agreed upon, and utilization of existing sewage ejector pit and associated pumps. (pits and pumps are in as is condition)

•	Tenant to install its own hot water heaters for Tenant exclusive use for all of Tenant domestic hot water needs, at Tenant sole expense.

D.	General Provisions

1.	Landlord Documentation – Already Delivered

2.	Tenant Work

•	Tenant shall have the right to hire contractors to renovate the premises in accordance with architectural plans to be submitted and to be approved by Landlord. Permission to do construction is not to be unreasonably withheld or delayed but no approval shall be required for non-structural portion of the initial work or any future non-structural or cosmetic alterations. Tenant work shall initiate at the Landlord provided perimeter space and utility connections and at locations otherwise referred to within the work letter.

•	Landlord will provide 7AM to 6PM construction access, Monday thru Friday excepting nationally recognized holidays, direct service access from street; non-exclusive service elevator access (Tenant realizes this is an occupied and fully operational building and that all Tenants require the use and operations of the loading dock access and service or freight elevators at all times). Materials and staging area (within Tenants space) and temporary utilities on a sub-metered basis (or agreed upon stipend). Any work performed outside of these hours shall constitute after hours work. Tenant to secure work permits as required for off hours work. Construction access is only through Leroy Street entrance/elevator and connecting stairs

•	Tenant may work extended hours however shall reimburse Landlord for super or assistant super and or other required building staff and or security details at cost plus 10% charge.

•	Landlord shall agree to waive any additional staff charges for “minor finish work” within the Tenant space. Such after-hours work shall be subject to Landlord review and approval.

•	Tenant will use commercially reasonable efforts to employ labor that is harmonious with other labor within the Building, but under no circumstances, will Tenant be obligated by Landlord to utilize union labor. All Tenant’s labor shall be sufficiently experienced in its field of work.

•	Tenant will be permitted to utilize its own consultants for all permitting and expediting (if necessary) requirements Landlord shall have the right to approve consultants.

•	Landlord’s consultants may charge a construction coordination/plan review fee. Tenant to reimburse Landlord for reasonable actual out of pocket costs Landlord incurs for engineers or other professionals in connection with review of Tenant’s plans, including, without limitation, Landlord’s core and shell and acoustical engineers.

•	Prior to commencing any work, Tenant shall supply the insurance required by Section 6.B(vi) of the Lease.

EXHIBIT F-1

NEW BATHROOM

EXHIBIT G

RULES AND REGULATIONS

The following are the Rules adopted by Landlord, as of the date of the lease to which these Rules are attached, with respect to the Building.

(a) Tenant shall not store any materials or objects in the Building outside of the Premises, other than in the Retail Premises.

(b) Except as otherwise permitted by this Lease, Tenant shall not drill holes into the exterior walls or roof of the Building, nor will Tenant attach wires or other devices to the exterior walls or roof without the prior written consent of the Landlord. No curtains, blinds, shades, or screens shall be attached to or hung upon, or used in connection with, any windows or doors of the Premises without the prior written consent of Landlord.

(c) Tenant shall not use the bathrooms or other Building systems or any plumbing fixtures for any purpose or in any manner other than for the purposes and in the manner they were intended to be used, and no rubbish, rags, paper towels or other inappropriate materials shall be thrown therein. Tenant shall keep the interior heat in the Premises at such a level that pipes will not freeze in the winter months. Any and all damage resulting from any failure to comply with the foregoing requirements shall be borne by the tenant who, or whose agents, employees, contractors, visitors, or licensees have, caused such damage.

(d) Tenant shall not bring into, or permit in, the Premises any animals (except service animals for the disabled).

(e) No hand trucks or similar devices may be used for moving articles in or out of the Premises, except those equipped with rubber tires, side guards and such other safeguards as Landlord requires.

(f) Tenant shall, at all times, keep a copy of all keys for the Premises with the Landlord together with instructions for disarming any security systems. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall changes be made to any existing locks or the mechanisms thereof without the prior written consent of Landlord. Upon the termination of the tenancy, Tenant shall restore all keys to the Landlord including keys to stores, bathrooms, and/or offices.

(g) In the event of any conflict between the terms and provisions of this Exhibit G and the Lease to which this exhibit is attached, the terms and provisions of the Lease shall be paramount and prevail.

EXHIBIT H

SIGNAGE

01 LEROY STREET ELEVATION
02 GREENWICH STREET ELEVATION
127
SOULCYCLE
LEGEND
GREY VINYL ADHERED TO INTERIOR OF STOREFRONT
WHITE VINYL ADHERED TO INTERIOR OF STOREFRONT
YELLOW VINYL ADHERED TO INTERIOR OF STOREFRONT

LEASE EXHIBIT	ADA RAMP & EXTERIOR SIGNAGE - COMMERCIAL & RETAIL	127 LEROY STREET NEW YORK, NY 10014	DATE: 08/07/12 SCALE: AS NOTED	SOULCYCLE 103 Warren Street New York, NY 10007 (212) 787-7685 www.soul-cycle.com

©2012 SOULCYCLE

EXHIBIT I

TENANT’S LAY-OUT

Wall to be installed
Doors to be installed

02 DEMISING PLAN - CELLAR

01 DEMISING PLAN - FIRST FLOOR

LEASE EXHIBIT

L3 - PROPOSED LAYOUT - RETAIL (OFFICE NOT RENEWED)

126 LEROY STREET

NEW YORK, NY 10014

DATE: 08/21/12

SCALE: 1/16" = 1'-0"

153 Warren Street
New York, NY 10007
(212) 787 7668